UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Freeport-McMoRan Inc.

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THE VALUE OF COPPER

NOTICE OF 2024 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

FREEPORT
FOREMOST IN COPPER

FREEPORT

FOREMOST IN COPPER

Leading Responsible Copper Producer

By supplying responsibly produced copper, we are proud to be a positive contributor to the world well beyond our own operational boundaries.

Safety
Safety first – for ourselves, our coworkers and our communities.

Respect
We treat each other and our stakeholders with respect.

Integrity
We are honest, transparent and responsible.

Excellence
We pursue excellence in our work.

Commitment
We are committed to contributing to the long-term sustainability of the environment and communities where we work.

Empowered People + Resilient Communities
Thriving Environments
Robust Governance
Safety
Respect
Integrity
Excellence
Commitment

Dear Fellow Stockholders,

On behalf of the Freeport-McMoRan Inc. (Freeport) board of directors in my role as lead independent director, I am pleased to update you on our accomplishments over the past year.

In 2023, we maintained focus on the responsible execution of our strategic priorities against the continued backdrop of a challenging economic and inflationary environment. Our focus drove another year of solid operating results across our business, with outstanding progress at our PT Freeport Indonesia underground mining operations in Indonesia and our Cerro Verde mining operations in Peru, both of which achieved multiple operating records. We also built momentum in the Americas with our leach innovation initiatives. These successes are attributable to our highly capable management team and talented global workforce, supported by strong ongoing engagement and oversight by the board.

We were pleased to announce earlier this year that Kathleen Quirk, our president and a member of the board, will succeed Richard Adkerson as Freeport’s chief executive officer as of the upcoming annual meeting. Richard’s leadership has been instrumental in shaping Freeport into a global leader in our industry, and he will continue to play a critical role as our chairman of the board. This transition is the result of a multi-year succession planning process led by the board. Throughout this process the board recognized Kathleen’s distinguished tenure and contributions at Freeport, her insight into our strategy and operations, her proven leadership and track record of accomplishments, and the deep respect she has earned from our internal and external stakeholders. The board is excited about the future of Freeport under Kathleen’s leadership as we continue to focus on sustained value creation for our stakeholders.

In addition to our successful business execution and leadership transition, Freeport continues to make progress on our initiatives and lead as a responsible producer of copper. Among other accomplishments, we achieved and maintained the Copper

Mark and/or Molybdenum Mark at all of our operating sites, continued to progress implementation of the Global Industry Standard on Tailings Management and continued to advance our climate strategy and other important sustainability-related initiatives. The health and safety of our global workforce continues to be our top priority and critical to our ongoing success. The board provides oversight of our health and safety performance and initiatives including through regular engagement with management.

The board’s oversight and engagement go beyond the boardroom. In 2023, the board had the opportunity to participate in site visits at Morenci and Safford/Lone Star in Arizona. We benefitted from a tour of Safford/Lone Star and Morenci and an in-depth visit to the Morenci mine, mill, leach innovation initiatives and tailings storage facilities. The pride and dedication of our workforce and effectiveness of our programs are embedded in all of our mining operations, and were in full display at these locations.

Looking ahead, the board is confident that Freeport has a solid foundation for continued success, driven by our strong combination of high-quality global assets, a durable track record of execution, a high-performing, collaborative culture, and an exceptional leadership team. I’m proud of what our team has accomplished and look forward to the future as we continue to unlock “The Value of Copper” for the benefit of all stakeholders.

On behalf of the board, thank you for your continued trust, support and investment in Freeport.

Sincerely,

Dustan E. McCoy

Lead Independent Director

April 26, 2024

2024 Proxy Statement	1

Notice of 2024 Annual Meeting of Stockholders

DATE	TIME	LOCATION	RECORD DATE
Tuesday, June 11, 2024	10:00 am Eastern Time	Virtual at www.meetnow.global/FCX2024	April 15, 2024

Purpose of Meeting		Board Recommendation	Page Reference

1	Elect twelve directors	FOR each nominee	13

2	Approve, on an advisory basis, the compensation of our named executive officers	FOR	37

3	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR	69

4	Approve the amendment to our certificate of incorporation to provide for officer exculpation	FOR	72

Stockholders will also transact such other business as may properly come before the 2024 annual meeting of stockholders (or any adjournment or postponement thereof, the annual meeting). Only stockholders of record as of the close of business on April 15, 2024, are entitled to participate (meaning vote and submit questions) at the annual meeting.

In an effort to provide access regardless of geographic location and cost savings for our stockholders and the company, this year’s annual meeting will be conducted virtually via a live audio webcast, accessible at www.meetnow.global/FCX2024. For information regarding how to join and participate in our virtual annual meeting (including how to vote and submit questions pertinent to the meeting), please see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 74.

By Order of the Board of Directors.

MONIQUE A. CENAC

Assistant General Counsel and Corporate Secretary

First distributed to stockholders on or about April 26, 2024

How to Vote*

INTERNET	PHONE	MAIL
Go to www.envisionreports.com/FCX	Call toll-free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada	Mark, sign, date and return your proxy card in the postage-paid envelope

* Beneficial owners of our common stock should follow any instructions provided by their bank, broker, trustee or other nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2024

This proxy statement and our 2023 annual report to stockholders are available at edocumentview.com/FCX.

2	Freeport

We include website addresses and references to reports found on our website throughout this proxy statement for reference only. Our website and reports referenced on our website are for informational purposes only and the contents of our website, reports referenced on our website or information connected thereto are not a part of this proxy statement and are not deemed incorporated by reference into this proxy statement or any other public filing made with the United States (U.S.) Securities and Exchange Commission (SEC). Unless otherwise indicated, information regarding our director nominees is as of the record date, April 15, 2024.

Cautionary Statement

This proxy statement contains forward-looking statements, in which we discuss our potential future performance, operations and projects. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 (2023 Form 10-K), filed with the SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. We caution investors that we undertake no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. This proxy statement also contains measures such as adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), net debt, return on investment (ROI) and consolidated unit net cash costs that are not recognized under generally accepted accounting principles (GAAP) in the U.S. Our calculation and reconciliation of unit net cash costs to amounts reported in our consolidated financial statements is under Items 7. and 7A. of our 2023 Form 10-K, which is available on our website, fcx.com. Please refer to Annex A to this proxy statement for our calculation and reconciliation of adjusted EBITDA and net debt and other information regarding our calculations for ROI and consolidated unit net cash costs.

2024 Proxy Statement	3

About Freeport-McMoRan Inc.

Freeport-McMoRan Inc. (FCX) is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable mineral reserves of copper, gold and molybdenum.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. FCX has achieved the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry’s responsible production practices, at all 12 of its copper producing sites globally.

By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available at fcx.com.

4	Freeport

2023 Performance Highlights

Strong Execution

▪	Sustained large-scale production

▪	Effective cost and capital management in challenging environment

▪	Outstanding performance in Indonesia; third consecutive year with production growth; unit net cash costs of $0.10 per pound for 2023*

▪	Achieved targeted annual run rate from leach innovation initiatives in Americas

▪	Cerro Verde mill rate exceeded 2022 and averaged over 415,000 tonnes of ore per day

Advanced Development and Growth Options

▪	Achieved over 90% construction progress milestone for Indonesia smelter projects

▪	Completed new semi-autogenous grinding (SAG) mill in Indonesia

▪	Defined future leach targets to add scale to this low-cost, high-value innovation initiative

▪	Completed feasibility study for potential expansion project at Bagdad; converting haul truck fleet to fully autonomous

▪	Continued development of Kucing Liar in Grasberg minerals district

▪	Advancing expansion options at El Abra (Chile) and Safford/Lone Star (U.S.)

Financial Performance

▪	Operating cash flows of $5.3 billion exceeded capital expenditures of $3.1 billion, excluding the Indonesia smelter projects

▪	Maintained strong balance sheet; net debt less than $1 billion, excluding net debt associated with the Indonesia smelter projects*

▪	Stockholder returns in line with established financial policy

▪	Share price performance exceeded peer group average

▪	Additional open market debt repurchases at attractive levels ($1.3 billion since 2022)

*	See Cautionary Statement

**	As publicly disclosed in our January 2023 guidance

Strategic Objectives of Financial Policy

Stockholder Returns

~50% Free

Cash Flow to

Be Returned

to stockholders under
performance-based
payout framework
established in 2021

$0.60 Per Share

in Common Stock Dividends

FCX paid $0.30 per share in base dividends and $0.30 per share in variable dividends in 2023

Distributed

$3.8 billion to stockholders

since June 30, 2021

(1) FCX has acquired 47.9 million shares of its common stock for a total cost of $1.8 billion ($38.35 average cost per share) under its program since November 2021.

2024 Proxy Statement	5

Proxy Voting Roadmap

This summary highlights select information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more information regarding our 2023 performance, please review our 2023 annual report to stockholders (2023 annual report), which is being made available to stockholders together with these proxy materials on or about April 26, 2024.

Proposal No. 1 – Election of Directors				The board recommends that you vote FOR each director nominee. Page 13
Average Age 66.2 yrs	Average Tenure 6.4 yrs	Diversity
		17%	of director nominees are racially/ethnically diverse
		42%	of director nominees are women
		50%	of committees are chaired by women

Director Nominee Overview

David P. Abney, 68 Retired Chairman and Chief Executive Officer of United Parcel Service, Inc.	Richard C. Adkerson, 77 Chairman of the Board and Chief Executive Officer of Freeport-McMoRan Inc.*	Marcela E. Donadio, 69 Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP
Tenure: 3.0 years Other Public Boards: Northrop Grumman Corporation, Target Corporation Committees: A, Cc	Tenure: 17.5 years Other Public Boards: None Committees: None	Tenure: 2.7 years Other Public Boards: Marathon Oil Corporation, Norfolk Southern Corporation, NOV Inc. Committees: A, G

Robert W. Dudley, 68 Retired Group Chief Executive of BP, p.l.c.	Hugh Grant, 66 Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company	Lydia H. Kennard, 69 President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions
Tenure: 3.0 years Other Public Boards: LyondellBasell Industries N.V. Committees: G, R	Tenure: 2.4 years Other Public Boards: Linde plc Committees: C	Tenure: 10.3 years Other Public Boards: AECOM, Prologis, Inc., Vulcan Materials Company Committees: Gc, R

Ryan M. Lance, 61 Chairman and Chief Executive Officer of ConocoPhillips	Sara Grootwassink Lewis, 56 Retired Chief Executive Officer of Lewis Corporate Advisors	Dustan E. McCoy, 74 Retired Chairman and CEO of Brunswick Corporation Lead Independent Director
Tenure: 2.5 years Other Public Boards: ConocoPhillips Committees: R	Tenure: 2.7 years Other Public Boards: Healthpeak Properties, Inc., Weyerhaeuser Company Committees: A	Tenure: 17.1 years Other Public Boards: Louisiana-Pacific Corporation, YETI Holdings, Inc. Committees: C

Kathleen L. Quirk, 60 President of Freeport- McMoRan Inc.*	John J. Stephens, 64 Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc.	Frances Fragos Townsend, 62 Founder of Frances Fragos Townsend, LLC
Tenure: 1.2 years Other Public Boards: Vulcan Materials Company Committees: None	Tenure: 4.5 years Other Public Boards: Solid Power, Inc. Committees: Ac	Tenure: 10.3 years Other Public Boards: Chubb Limited, Leonardo DRS, Inc. Committees: Rc

Committee Key: A Audit C Compensation G Governance R Corporate Responsibility c Chair	Independent Director

*Effective as of the annual meeting, Ms. Quirk will succeed Mr. Adkerson as Chief Executive Officer and Mr. Adkerson will continue to serve as Chairman of the Board of Freeport-McMoRan Inc.

6	Freeport

Proposal No. 2 – Advisory Vote on the Compensation of Our Named Executive Officers

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is appropriately balanced between short- and long-term incentives. Annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 90% of our chief executive officer’s (CEO) target direct compensation for 2023, with 72% of his total target compensation being based on measurable performance objectives.

2023 CEO Target Compensation Mix

The board recommends that you vote FOR Proposal No. 2. Page 37

Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2024

In February 2024, the audit committee appointed Ernst & Young LLP (Ernst & Young) to serve as the company’s independent registered public accounting firm for 2024. The audit committee and the board of directors (board) believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders.

The board recommends that you vote FOR Proposal No. 3. Page 69

Proposal No. 4 – Approval of the Amendment to Our Certificate of Incorporation to Provide for Officer Exculpation

Delaware recently amended Section 102(b)(7) of the Delaware General Corporation Law (DGCL) to allow a Delaware corporation to include a provision in its certificate of incorporation eliminating the personal liability of certain officers for monetary damages for breach of fiduciary duty as an officer in certain circumstances. We are asking our stockholders to approve an amendment to our amended and restated certificate of incorporation (certificate of incorporation) to provide for such officer exculpation, similar to our existing ability to exculpate our directors.

The board recommends that you vote FOR Proposal No. 4. Page 72

2024 Proxy Statement	7

Corporate Governance Highlights

Our commitment to good corporate governance is evidenced by the following practices:

BOARD STRUCTURE AND GOVERNANCE

▪  Active board and committee oversight of risk

▪  Lead independent director with clearly defined responsibilities

▪  Highly independent board and fully independent committees

▪  Demonstrated board refreshment and diversity

▪  Board diversity policy

▪  Limitations on public company board and committee service, including a limitation on audit committee service for members of our audit committee, and director commitment policy

▪  Annual board and committee performance evaluations

▪  Regular executive sessions

▪  Active oversight of succession planning for senior management

STOCKHOLDER RIGHTS AND ENGAGEMENT

▪ Stockholder proxy access ▪ Majority voting for directors (in uncontested elections) ▪ Stockholder right to call special meetings (15%)	▪ Stockholder right to act by written consent ▪ Robust stockholder engagement program with history of responsiveness to stockholders

Leadership Transition

In February 2024, we announced that Ms. Quirk, our president, will assume the additional role of CEO effective as of the annual meeting, succeeding Mr. Adkerson in this role. This transition is the result of a multi-year succession planning process led by our board that was designed to identify and select a leader with a comprehensive understanding of our business, industry and strategic priorities, who has the trust of our leadership and the broader organization and the requisite skills and experience to continue to advance our strategy of being foremost in copper. As part of this transition, Mr. Adkerson will continue serving on our board as chairman of the board, subject to his re-election at the annual meeting, and will continue to serve as an executive officer of the company to provide ongoing expertise on our strategic priorities, key business relationships and other matters. The board will continue to maintain its independent leadership structure with Mr. McCoy serving as our lead independent director.

8	Freeport

Stockholder Engagement

Our board and management believe ongoing engagement with our stockholders is vitally important, and we value input from all stockholders. We maintain an ongoing, proactive and expansive stockholder engagement program, which is management-led and overseen by our board.

Direct engagement with our stockholders is a critical pillar of our broader stakeholder engagement program. We engage with stockholders in order to:

▪	provide visibility and transparency into our business, our performance, compensation, and environmental, social and governance (ESG) policies and practices;

▪	discuss with our stockholders the issues that are important to them, hear their expectations for us and share our views; and

▪	address emerging issues that may impact our business, seek input to inform our decision making, enhance our disclosures and help shape our practices.

In addition to our comprehensive stockholder engagement program, we also maintain ongoing dialogue and gather input from a broader group of stakeholders throughout the year, including with our customers and suppliers, members of the host communities and governments where we operate, industry associations, governmental organizations and nongovernmental organizations.

Stockholder Engagement Program At-a-Glance

Our robust stockholder engagement program is a year-round effort that enables us to build meaningful relationships over time. Engagements include inbound and outbound requests.

Who We Engage

▪  Institutional investors (including portfolio managers, investment analysts and stewardship teams)

▪  Sell-side and financial analysts

▪  Fixed income investors and analysts

▪  Proxy advisory firms

▪  Public ratings agencies/firms

▪  ESG ratings firms

▪  Investor coalitions

How We Engage

▪  One-on-one and group meetings in person and virtually

▪  Quarterly earnings calls

▪  Investor meetings and conferences

▪  Company-hosted events and presentations

▪  Written and electronic communications

Who Participates ▪ Executive Management ▪ Investor Relations ▪ ESG Relations ▪ Corporate Secretary ▪ Board of Directors
▪ Semiannual stockholder outreach program and ESG engagements*

* Semiannual Stockholder Outreach Program and ESG Engagements

▪  Our corporate secretary and members of our ESG relations and investor relations teams engage with stockholders year-round on ESG-related matters, including information related to our proxy materials and sustainability and climate-related matters, among other key topics.

▪  In addition to ad-hoc engagements requested by stockholders or through the other forums described above, twice a year, we conduct a comprehensive stockholder outreach program.

▪  Directors may, from time to time, participate in these engagements with our stockholders. In 2023, the chair of our governance committee, who also serves as a member of our corporate responsibility committee, participated in engagements with one of our largest stockholders.

▪  In 2023, our corporate secretary and our ESG relations and investor relations teams engaged with stockholders representing approximately 45% of our outstanding shares of common stock based on public filings as of year-end 2023.

▪  We review and consider feedback from these engagements with management and relevant board committees and, as appropriate, the full board, as we assess our practices and disclosures. The feedback we received during our 2023 engagements was largely positive, with no significant concerns raised about our performance or governance, compensation or sustainability practices.

Key Topics Discussed During 2023 Stockholder Engagements

▪	Workforce health and safety

▪	Corporate strategy

▪	Financial and operating performance

▪	Market outlook for our products

▪	Capital allocation and financial policy, including cash returns to stockholders
▪	Executive compensation

▪	ESG strategy, practices and disclosures

▪	Nature, biodiversity and water

▪	Forward-looking plans and guidance

▪	Political climate in operating regions
▪	Board oversight and governance, including succession planning

▪	Climate strategy

▪	Tailings management

▪	Human rights and security

2024 Proxy Statement	9

Sustainability / ESG

FCX is a leading responsible copper producer – supplying approximately 9% of the world’s mined copper. As global decarbonization accelerates, demand for copper is expected to increase. We recognize the interdependencies of growth and sustainability and the importance of effectively managing our environmental and social impacts while supplying copper to a world with increasing requirements for metals. Our sustainability strategy – Accelerate the Future, Responsibly – is dedicated to this imperative.

Our sustainability strategy is supported by our environmental and social commitments which, in alignment with our business objectives, seek to enhance responsible production practices at our sites around the world. Fundamental to this work is the health, safety and well-being of our workforce and host communities where we operate. We seek to work collaboratively with our stakeholders to support shared value creation in our host communities and countries and to recognize, respect and promote human rights everywhere we conduct business. We are dedicated to effective environmental protection and stewardship, which are key to ensuring the long-term viability of our business, including maintaining critical support from host communities and governments.

To learn more about our sustainability strategy, initiatives and progress, stockholders are encouraged to review our 2023 Annual Report on Sustainability, which is independently assured and has been published annually since 2001, as well as our most recent Climate Report and other sustainability information available on our website at fcx.com/sustainability.

2023 Sustainability Highlights

Copper Mark

Maintained at all sites globally

Over $170M

Invested in our global communities

Climate Strategy Progress

Transitioning from coal to liquefied natural gas at PT Freeport Indonesia’s (PT-FI) Grasberg operations; signed power purchase agreement to operate Cerro Verde on renewable energy only beginning in 2026

Human Rights Impact Assessments

Completed at PT-FI’s Grasberg operations and initiated at Cerro Verde operations

Global Industry Standard on Tailings Management

Progressed implementation at applicable tailings storage facilities in the Americas

Biodiversity Management Plans

Summaries disclosed for Cerro Verde, El Abra, Morenci and PT-FI’s Grasberg operations

Sustainability Program Aligns with International Best Practices

10	Freeport

The Copper Mark

We demonstrate our responsible production performance through the Copper Mark, a comprehensive assurance framework developed specifically for the copper industry, and recently extended to other metals including molybdenum. To achieve the Copper Mark, each site is required to complete an independent external assurance process to assess conformance with various ESG criteria. Awarded sites must be revalidated every three years. We have achieved the Copper Mark and/or Molybdenum Mark, as applicable, at all of our sites globally.

Climate Strategy

Copper is the metal of electrification. Copper’s essential role in current and emerging clean energy technologies is critical to global decarbonization. We are dedicated to making a positive impact on the global energy transition by executing on our climate strategy of Reduction, Resilience and Contribution and by delivering the responsibly produced copper necessary to support the energy transition.

During 2023, we continued to advance important initiatives to reduce our greenhouse gas (GHG) emissions, improve energy efficiency, evaluate and integrate the use of lower carbon and renewable energy and enhance our resilience to future climate-related risks. For more information on our climate strategy, performance and progress (including with respect to our four 2030 GHG reduction targets), please see our updated Climate Report published in September 2023.

Human Capital

We believe our global workforce is the foundation of our success.

▪	Our highest priority is the health, safety and well-being of our employees and contractors. We also work to promote our safety-first values with our suppliers and in the communities where we operate.

▪	We are committed to ongoing training and development of our workforce.

▪	We are committed to fostering a culture that is safety focused, respectful, inclusive and representative of the communities where we operate.

Additional information regarding our activities related to our people, including our workforce diversity data (such as our U.S. Employee EEO-1 report data), can be found in our 2023 Annual Report on Sustainability.

Board Oversight of ESG

FCX’s governance structure is the foundation for delivering consistent, long-term stakeholder value, and reflects our commitment to sustainability-related matters and their importance to every aspect of our company. Governance and oversight of ESG ultimately resides with the board, with certain areas of the board’s ESG oversight delegated to its four standing committees, as summarized in the table below:

Governing Body	ESG Oversight Responsibility

Board	▪ Ultimate decision-making authority. ▪ Reviews the recommendations with respect to ESG-related matters of each of its committees, as appropriate.

Corporate Responsibility Committee

▪  Oversees our environmental and social policies, strategies, programs and policy implementation with respect to: health and safety, responsible production frameworks, tailings management and stewardship, climate, water stewardship, biodiversity, nature and land management, waste management, human rights, stakeholder relations, social performance and Indigenous Peoples, responsible sourcing, and political activity and spending practices.

Audit Committee

▪  Oversees our global compliance program and corporate compliance procedures and our information technology and cybersecurity processes and procedures.

▪  Tax matters are included within the committee’s financial oversight responsibilities.

Governance Committee	▪ Maintains our corporate governance guidelines. ▪ Oversees our corporate governance practices and procedures.

Compensation Committee

▪  Oversees executive compensation and our human capital management policies, programs, practices and strategies, including those relating to workforce recruitment, retention and development, pay equity, and inclusion and diversity.

2024 Proxy Statement	11

2023 Key Sustainability / ESG Topics

In 2023, the board and its committees received presentations from, and had active dialogue with,

management on key sustainability / ESG initiatives linked to our strategy and performance.

Board Meetings

▪  Workforce health and safety

▪  Information technology and cybersecurity processes and procedures

▪  Leadership development and succession planning

▪  Annual adoption of UK Modern Slavery Act Statement

Compensation Committee Meetings

▪  Workforce health and safety

▪  Workforce recruitment, retention and development, and inclusion and diversity

Audit Committee Meetings

▪  Information technology security processes and procedures, including risks and internal controls associated with information technology security and cybersecurity

Corporate Responsibility Committee Meetings

▪  Workforce health and safety

▪  Climate strategy and progress update

▪  Human rights program and performance, including progress on human rights impact assessments and annual adoption of UK Modern Slavery Act Statement

▪  Tailings management, including progress implementing the Global Industry Standard on Tailings Management in the Americas

▪  Update on PT-FI’s Grasberg operations human health assessment

▪  Social performance and charitable contributions

▪  Political spending review

▪  Responsible sourcing of minerals program update

▪  Shareholder engagement feedback and update on sustainability initiatives

▪  Emerging expectations on biodiversity and nature

ESG and Annual Executive Compensation

Our CEO has ultimate responsibility for our ESG performance, which includes safety and sustainability. Executive officers are held accountable for our ESG performance in part through our performance-based annual incentive program (AIP) via pre-determined metrics aligned with our key commitments and priorities. In 2023, ESG metrics collectively accounted for 25% of the AIP (15% safety and 10% sustainability), with the sustainability scorecard including performance metrics associated with the Copper Mark and Molybdenum Mark, climate, human rights, tailings management and workforce priorities. See “Executive Officer Compensation – Compensation Discussion and Analysis – Principal Components of Executive Compensation in 2023” for more information.

12	Freeport

Board and Corporate Governance Matters

Proposal No. 1: Election of Directors The board recommends that you vote FOR each of the director nominees.

Our board currently consists of 12 members. Upon the recommendation of the governance committee, the board has nominated 12 directors for election at our 2024 annual meeting to hold office until our next annual meeting when their respective successors are duly elected and qualified or until their earlier death, resignation, removal or retirement.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes will be elected.

In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. The governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the governance committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation. In addition, if each member of the governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office, with such directors holding office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, removal or retirement.

Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each director nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the board, or the board may reduce its size.

See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

2024 Proxy Statement	13

Board Qualifications, Attributes, Skills and Experience

Our board believes that it is desirable that the following qualifications, attributes, skills and experience are represented on our board because of their particular relevance to our business.

Experience, Qualifications, Attributes and Skills	Why Is This Important to FCX?	Directors with This Experience, Qualification, Attribute or Skill

Natural resources, mining, commodities industry experience	Natural resources, mining, commodities or other extractives industry experience assists the board in understanding business considerations relevant to our global activities, including operational matters and requirements, strategic planning, key risks and competitive environment.	7 of 12

CEO experience	Directors with CEO experience have a demonstrated record of leadership and bring valuable perspectives and practical insights on organizations, processes, strategic planning, risk and risk management, maintaining effective, sustainable and safe operations, and driving growth in order to achieve our strategic goals.	7 of 12

International business/global affairs	Experience in international business/global affairs or experience related to global economic trends yields an understanding of geographically diverse business environments, regulatory matters, economic conditions and cultural perspectives that informs our global business and strategy and enhances our global operations.	11 of 12

Accounting/ financial expertise	Experience as an accountant, auditor, financial advisor or other similar experience is critical to oversight of the preparation and audit of our financial statements and compliance with related regulatory requirements and standards. We aim to have several directors who could qualify as audit committee financial experts (as defined by SEC rules).	7 of 12

Sustainability/ESG	Experience advancing and implementing sustainability and ESG strategy and programs supports our responsible production commitments and risk management, including prioritizing the health, safety and well-being of our workforce and host communities where we operate, strengthening our environmental programs, including our commitment to reducing our GHG emissions and enhancing the climate resilience of our business operations, respecting human rights in all of our business practices, and attracting, developing and retaining employees, among other environmental and social priorities.	9 of 12

Capital markets/ banking	Experience overseeing capital markets and banking transactions and mergers and acquisitions provides the knowledge and skills necessary to evaluate and oversee the company’s design and implementation of financing and capital allocation strategies.	9 of 12

Government/legal	Government relations, legal, regulatory compliance and/or public policy experience offers valuable insight into the impact of laws, rules, regulations, and other governmental actions and decisions on our company and our industry.	12 of 12

Public company board experience	Directors who serve or have served on the boards and board committees of public companies demonstrate a deep understanding of risk oversight, succession planning, corporate governance standards and best practices of public company boards and board committees.	12 of 12

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Director Skills and Demographics Matrix

Our director nominees represent a range of overall experience and tenures, which contributes to a variety of perspectives and facilitates an effective balance of institutional knowledge and fresh viewpoints and expertise in the boardroom. Our industry and strategic initiatives often have prolonged lifecycles, and it is therefore helpful to have seasoned directors who are familiar with our company, can draw on past experience and share these insights with newer directors. We believe this balanced composition across skills and tenures is in the best interest of our company and our stockholders. Our governance committee remains committed to an ongoing review of the board’s composition to ensure that we continue to have the right mix of skills, background, diversity and tenure to position the company for long-term success.

Experience, Qualifications and Skills

Natural resources, mining, commodities industry experience		●	●	●	●		●		●	●

CEO experience	●	●		●	●	●	●		●

International business/global affairs	●	●	●	●	●		●	●	●	●	●	●

Accounting/financial expertise	●	●	●			●		●		●	●

Sustainability/ESG	●	●		●	●	●	●		●	●		●

Capital markets/banking	●	●		●	●		●	●	●	●	●

Government/legal	●	●	●	●	●	●	●	●	●	●	●	●

Public company board experience	●	●	●	●	●	●	●	●	●	●	●	●

Demographics

Tenure (Years)	3.0	17.5	2.7	3.0	2.4	10.3	2.5	2.7	17.1	1.2	4.5	10.3

Age (Years)	68	77	69	68	66	69	61	56	74	60	64	62

Gender (Male/Female)	M	M	F	M	M	F	M	F	M	F	M	F

Race/Ethnicity

African American/Black (Not Hispanic or Latino)						●

Hispanic or Latino			●

White (Not Hispanic or Latino)	●	●		●	●		●	●	●	●	●	●

2024 Proxy Statement	15

Information About Director Nominees

Included below is certain information as of the record date, April 15, 2024, with respect to the director nominees, including information regarding key business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that led the governance committee and the board to determine that such person should be nominated at our 2024 annual meeting of stockholders to serve as a director of the company.

David P. Abney Retired Chairman and Chief Executive Officer of United Parcel Service, Inc.
Independent Age 68 Director since 2021 Committees ▪ Audit ▪ Compensation (Chair)	Current Public Company Directorships ▪ Northrop Grumman Corporation ▪ Target Corporation	Former Public Company Directorships ▪ Macy’s Inc. ▪ United Parcel Service, Inc.

Skills and Qualifications

▪	Executive leadership experience as former Chairman and CEO of a complex global enterprise with a large, labor-intensive workforce

▪	Expertise in international operations, global logistics and supply chain resilience as well as broad experience with human capital management, including inclusion and diversity, leading global teams and overseeing sustainability driven change, including the transition to emerging technologies

▪	Public company board experience as well as nonprofit leadership experience, including on the board of directors of Catalyst, a global nonprofit working to advance women into senior leadership and board positions

Business Experience

Education and Professional Credentials

▪	B.S. in Business Administration from Delta State University

Richard C. Adkerson

Chairman of the Board and Chief Executive Officer of Freeport-McMoRan Inc.*

Age 77

Director since 2006

*Effective as of the annual meeting, Ms. Quirk will succeed Mr. Adkerson as Chief Executive Officer and Mr. Adkerson will continue to serve as Chairman of the Board of Freeport-McMoRan Inc.

Skills and Qualifications

▪	Recognized business leader in the mining industry, with decades of industry and operational experience, a vision for the company’s long-term strategy, connectivity to our global workforce, and strong relationships with our stakeholders

▪	Current member and former Chair of the International Council on Mining and Metals from 2008 to 2011 and 2020 to 2022; previously served on the Executive Board of the International Copper Association

▪	Member of The Business Council, the Business Roundtable and the Council on Foreign Relations

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting with highest honors and M.B.A. from Mississippi State University and completed Advanced Management Program at Harvard Business School

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Marcela E. Donadio Retired Partner and Americas Oil & Gas Sector Leader of Ernst & Young LLP
Independent Age 69 Director since 2021 Committees ▪ Audit ▪ Governance	Current Public Company Directorships ▪ Marathon Oil Corporation (Lead Independent Director) ▪ Norfolk Southern Corporation ▪ NOV Inc.

Skills and Qualifications

▪	Over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry

▪	Comprehensive knowledge of public company financial reporting regulations and compliance requirements and a deep understanding of the strategic issues affecting companies in the extractives industry

▪	Experienced audit partner for multiple companies with domestic and international operations in the natural resources sector; held various energy industry leadership positions during her career

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting from Louisiana State University and a Certified Public Accountant (Texas)

Robert W. Dudley Retired Group Chief Executive of BP, p.l.c.
Independent Age 68 Director since 2021 Committees ▪ Governance ▪ Corporate Responsibility	Current Public Company Directorships ▪ LyondellBasell Industries N.V.	Former Public Company Directorships ▪ BP, p.l.c.

Skills and Qualifications

▪	Over 40 years of executive and business experience serving in a broad range of engineering, commercial, strategic, international and executive roles, including leadership role in advancing BP’s decarbonization plans and other key sustainability initiatives

▪	Extractives industry experience, expertise in complex strategic issues and cybersecurity oversight experience

▪	Chairman of the Board of Axio, a leading SaaS provider of cyber risk management and quantification solutions, director of 8 Rivers Capital LLC, a private firm leading the invention and commercialization of sustainable, infrastructure-scale technologies for the global energy transition, and Chairman of Prism Global Management LLC, a private equity company

▪	Chairman of the Oil and Gas Climate Change Initiative (since 2016), a CEO-led initiative that aims to accelerate the oil and gas industry’s response to climate change, Chair of the Accenture Global Energy Board and fellow of the Royal Academy of Engineering

Business Experience

Education and Professional Credentials

▪	B.S. in Chemical Engineering from the University of Illinois, MIM from the Thunderbird School of Global Management (now part of Arizona State University) and M.B.A. from Southern Methodist University

2024 Proxy Statement	17

Hugh Grant Retired Chairman of the Board, President and Chief Executive Officer of Monsanto Company
Independent Age 66 Director since 2021 Committees ▪ Compensation	Current Public Company Directorships ▪ Linde plc	Former Public Company Directorships ▪ PPG Industries, Inc.

Skills and Qualifications

▪	As Chairman, President and CEO of Monsanto, he led the company’s strategic transition to become a pioneer in agriculture biotechnology; he and the company were recognized by numerous groups for innovation, sustainability and business leadership during his tenure

▪	Significant executive leadership, corporate governance (including previous service as Independent Lead Director of PPG Industries, Inc.), managerial, operational, international, distribution and technology expertise

▪	Director of Invaio Sciences, Inc., a private technology company focused on unlocking the potential of the planet’s interdependent natural systems to address pressing agricultural, sustainability and environmental challenges

▪	Director of CIBO Technologies, a private company that applies advanced technologies to deliver a deep understanding of agricultural systems to help mitigate climate change, advance food system resilience and improve grower outcomes through driving the adoption of sustainable practices

▪	Member of the American Academy of Arts & Sciences

Business Experience

Education and Professional Credentials

▪	B.S. (Honors) in Molecular Biology and Agricultural Zoology from Glasgow University, Post Graduate Diploma in Agriculture from Edinburgh University and M.B.A. from the International Management Centre in Buckingham, United Kingdom

Lydia H. Kennard President and Chief Executive Officer of KDG Construction Consulting and Quality Engineering Solutions
Independent Age 69 Director since 2013 Committees ▪ Corporate Responsibility ▪ Governance (Chair)	Current Public Company Directorships ▪ AECOM ▪ Prologis, Inc. ▪ Vulcan Materials Company	Former Public Company Directorships ▪ Healthpeak Properties, Inc

Skills and Qualifications

▪	Over 40 years of executive and operational experience in aviation, construction management and real estate development

▪	Deep understanding of operational requirements and corporate governance matters

▪	Significant public company board experience

▪	Experience in environmental management and pollution control matters through her former involvement with the California Air Resources Board

▪	Named one of Board Prospects, Inc.’s 2024 100 Black Board Members Making a Difference

Business Experience

Education and Professional Credentials

▪	B.A. in Urban Planning and Management from Stanford University, Master in City Planning from Massachusetts Institute of Technology and J.D. from Harvard Law School

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Ryan M. Lance Chairman and Chief Executive Officer of ConocoPhillips
Independent Age 61 Director since 2021 Committees ▪ Corporate Responsibility	Current Public Company Directorships ▪ ConocoPhillips

Skills and Qualifications

▪	Over 37 years of executive and operational experience in the oil and natural gas industry; leadership role in developing and advancing ConocoPhillips’ growth and development plans, decarbonization plans and other key sustainability initiatives

▪	Extensive experience in international exploration and production, including regional responsibility at various times for Asia, Africa, the Middle East and North America, and responsibility for technology, major projects, downstream strategy, integration and specialty functions

▪	Former Chairman of the American Petroleum Institute and currently serves on its Executive Committee; Vice Chair of National Petroleum Council

▪	Member of the board of directors of the Business Roundtable, member of The Business Council and serves as a trustee of the National Fish and Wildlife Foundation

Business Experience

Education and Professional Credentials

▪	B.S. in Petroleum Engineering from Montana Technological University

Sara Grootwassink Lewis Retired Chief Executive Officer of Lewis Corporate Advisors
Independent Age 56 Director since 2021 Committees ▪ Audit	Current Public Company Directorships ▪ Healthpeak Properties, Inc. ▪ Weyerhaeuser Company	Former Public Company Directorships ▪ Sun Life Financial Inc.

Skills and Qualifications

▪	Over 30 years of executive leadership, accounting, corporate finance and capital markets experience

▪	20 years of extensive public company board experience

▪	Serves on the board of trustees of the Brookings Institution (member of Executive Committee and Chair of Governance Studies Council), the Leadership Board for the U.S. Chamber of Commerce Center for Capital Markets Competitiveness, and the Audit Committee Council of the Center for Audit Quality

▪	Board Leadership Fellow and delegate for the Advisory Council for Risk Oversight for the National Association of Corporate Directors (NACD) (since 2012) and an NACD 100 Honoree; former member of the Public Company Accounting Oversight Board Standing Advisory Group (2015-2017)

Business Experience

Education and Professional Credentials

▪	B.S. in Finance from the University of Illinois at Urbana-Champaign, a Certified Public Accountant (Illinois) and a Chartered Financial Analyst
▪	Earned the CERT certificate in Cybersecurity Oversight from Carnegie Mellon University and the NACD, demonstrating her commitment to advanced understanding of the role of the board and management in cybersecurity oversight

2024 Proxy Statement	19

Dustan E. McCoy, Lead Independent Director Retired Chairman and Chief Executive Officer of Brunswick Corporation
Independent Age 74 Director since 2007 Committees ▪ Compensation	Current Public Company Directorships ▪ Louisiana-Pacific Corporation (Lead Independent Director) ▪ YETI Holdings, Inc.

Skills and Qualifications

▪	Executive leadership, management and extensive public company boardroom experience

▪	Comprehensive experience with legal and compliance matters, corporate governance and disclosure matters and human capital management

▪	Over 20 years of experience in the natural resources and extractives industry with Ashland Oil, Inc. and as Chairman of the Board of a private quarry business

▪	Broad understanding of the operational, financial and strategic issues facing large global mining companies

Business Experience

Education and Professional Credentials

▪	B.A. in Political Science from Eastern Kentucky University and J.D. from Salmon P. Chase College of Law at Northern Kentucky University

Kathleen L. Quirk President of Freeport-McMoRan Inc.*
Age 60 Director since 2023	Current Public Company Directorships ▪ Vulcan Materials Company
*Effective as of the annual meeting, Ms. Quirk will also assume the role of Chief Executive Officer of Freeport-McMoRan Inc.

Skills and Qualifications

▪	Extensive knowledge of the mining industry and the company’s business operations, having over 30 years of experience in the FCX organization

▪	Senior member of the company’s executive team with extensive experience in the debt and equity markets, tax, stakeholder relations, corporate development, treasury management, and operational, governmental and regulatory matters

▪	Proven leader and a key long-term contributor in establishing FCX as a global leader in the copper industry

▪	Strong partner to FCX’s operational leaders and instrumental in the company’s strategic planning, with responsibility for a broad range of corporate functions

Business Experience

Education and Professional Credentials

▪	B.S. in Accounting from Louisiana State University

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John J. Stephens Retired Senior Executive Vice President and Chief Financial Officer of AT&T Inc.
Independent Age 64 Director since 2019 Committees ▪ Audit (Chair)	Current Public Company Directorships ▪ Solid Power, Inc. (Chairperson)

Skills and Qualifications

▪	Over 35 years of accounting and corporate finance expertise, including experience in matters of financial planning, corporate development, accounting and accounting policy, tax, auditing, treasury, investor relations, corporate real estate, business planning and financial, operational and regulatory reporting

▪	Senior leadership experience in the oversight of a large, publicly traded company and vast experience in financial and accounting matters, technology, international business and affairs, mergers, acquisitions and other major corporate transactions

▪	Experience in oversight of enterprise risk management in role as Audit Committee Chair of a large private food retailer

Business Experience

Education and Professional Credentials

▪	B.S.B.A. in Accounting from Rockhurst University and J.D. from St. Louis University School of Law

Frances Fragos Townsend Founder of Frances Fragos Townsend, LLC
Independent Age 62 Director since 2013 Committees ▪ Corporate Responsibility (Chair)	Current Public Company Directorships ▪ Chubb Limited ▪ Leonardo DRS, Inc. (Lead Independent Director)	Former Public Company Directorships ▪ Light & Wonder, Inc. (f/k/a Scientific Games Corporation) ▪ SciPlay Corporation ▪ The Western Union Company

Skills and Qualifications

▪	Over 25 years of domestic and international experience in legal, law enforcement and security sectors, including a strong background in strategic planning, risk management, intelligence and security matters, and domestic and international affairs

▪	Extensive personnel, public policy, business management and financial capabilities, and government, regulatory and legal experience, including complex international regulatory matters from her service in the Office of President George W. Bush as Homeland Security and Counterterrorism Advisor, Chair of the Homeland Security Council and Deputy Assistant to the President and Deputy National Security Advisor for Combatting Terrorism

▪	Senior Advisor of Roadget Business Pte. Ltd. (d/b/a SHEIN), member of the Global Advisory Council of Coinbase, the Council on Foreign Relations and the Executive Committees of the Trilateral Commission and the Atlantic Council

Business Experience

Education and Professional Credentials

▪	B.A. in Political Science and a B.S. in Psychology from American University and J.D. from the University of San Diego School of Law

2024 Proxy Statement	21

Board Structure

Board Leadership Structure

Richard C. Adkerson Chairman of the Board and current CEO(*)	Dustan E. McCoy Lead Independent Director

RESPONSIBILITIES OF CHAIRMAN OF THE BOARD(**)

▪  Presides at meetings of the board, and, unless another person is designated, meetings of stockholders

▪  Oversees the management, development and functioning of the board

▪  Plans and organizes the schedule of board meetings and establishes the agendas for board meetings in consultation with the CEO and lead independent director, as applicable

RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR

▪  Presides at meetings of the board at which the chairman is not present, including executive sessions of the independent directors, and serves as a liaison between the chairman, CEO and independent directors

▪  Approves information to be sent to the board and agendas and schedules for meetings of the board to ensure there is sufficient time for discussion

▪  Authorized to call meetings of the independent directors and, if requested by significant stockholders, available for consultation and direct communication with such stockholders

(*)	Effective as of the annual meeting, Ms. Quirk will succeed Mr. Adkerson as CEO and Mr. Adkerson will continue to serve as chairman of the board.

(**)	At all times during which the chairman of the board is a non-independent chairman, these responsibilities will be carried out with the input and concurrence of the lead independent director.

In accordance with our corporate governance guidelines, our board elects the chairman of the board from among its members. The chairman may be one of our independent directors or may be a director who also has executive responsibilities (or otherwise is a non-independent director) if the board determines that is in the best interests of the company and our stockholders. The board retains discretion to determine whether the same individual should serve as both CEO and chairman of the board or whether the roles should be separated. Recognizing that the needs and opportunities of the company may change over time, the board believes it is important to retain flexibility to determine its leadership structure based on the composition of the board and management team and business conditions at the time.

Mr. Adkerson has served as CEO since December 2003 and as chairman since February 2021. As announced in February 2024, effective as of the upcoming annual meeting, Ms. Quirk will become CEO and assume full responsibility for executive management of our company, reporting to our board. As part of this transition, Mr. Adkerson will continue serving on our board as chairman of the board, subject to his re-election at the annual meeting, and will continue to serve as an executive officer of the company.

In addition to leading the board as chairman, Mr. Adkerson will support the CEO leadership transition and continue to support the company on global matters of strategic importance. Mr. Adkerson is a recognized business leader in the mining industry, with decades of industry and operational experience, vision for the company’s long-term strategy, connectivity to our global workforce and strong relationships with our stockholders and other stakeholders. The board is confident that Mr. Adkerson and Ms. Quirk, who have worked together in senior leadership roles for over 20 years, will continue to work collaboratively with the board through this leadership transition.

During its annual review of the board’s leadership structure in February 2024, and in consideration of the leadership transition, the governance committee concluded that the board should retain the currently combined roles of CEO and chairman for the remainder of Mr. Adkerson’s tenure as CEO and that it is in the best interest of the company and its stockholders to separate the roles of CEO and chairman effective as of the annual meeting. Splitting these roles as of the annual meeting allows Mr. Adkerson to provide continuity of board leadership and strategic oversight, while allowing Ms. Quirk to focus on transitioning into her role as the company’s new CEO, executing the company’s strategy and managing the global organization.

Our board believes that independent board oversight is an essential component of strong corporate governance. Currently, 10 of our 12 directors are independent, and all members of our standing committees are independent. Under our corporate governance guidelines, when the chairman is not independent, the independent directors will appoint a lead independent director. This position is reviewed and appointed annually, upon recommendation of the governance committee. Although the chairman and CEO roles will be separate as of the annual meeting, Mr. Adkerson will continue as non-independent chairman and an executive officer of the company. Accordingly, the board believes it is in the best interests of the company and our stockholders to continue having a lead independent director. Factors

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considered in selecting a lead independent director include experience serving on public company boards, leadership at the committee level (either at FCX or on another board), areas of expertise (with a focus on leadership and corporate governance), interest and ability to meet the time requirements of the position. The governance committee periodically reviews the key leadership roles on the board and its committees, including the responsibilities of the lead independent director, as applicable, and makes appropriate recommendations to the independent directors or the board, as applicable. Our board and governance committee review and evaluate the board’s leadership structure on at least an annual basis.

In February 2024, upon the recommendation of the governance committee, our independent directors appointed Mr. McCoy to serve another one-year term as our lead independent director, which expires in February 2025. Mr. McCoy’s appointment as lead independent director, with clearly defined responsibilities, enhances the strong independent oversight function of the board. In selecting Mr. McCoy to serve as lead independent director, the independent directors considered his leadership role in the CEO succession planning process, his substantial executive leadership and corporate governance experience (including experience serving as a lead independent director at another public company), as well as his institutional knowledge of the company and its governance practices. The independent directors believe Mr. McCoy’s experience continues to enable him to provide a valuable historical perspective on the company’s business and risk management and enhances his ability to both work collaboratively with, and challenge members of senior management, when appropriate. Further, the board has determined that Mr. McCoy continues to have the interest and ability to meet the time requirements of the position. The board is confident that Mr. McCoy, as lead independent director, will continue to work in close partnership with Mr. Adkerson, as chairman of the board, and Ms. Quirk, as CEO, to ensure a successful CEO transition, strong and independent oversight of ongoing board matters, and effective collaboration among the directors.

2024 Proxy Statement	23

Board Committees

The board has four standing committees: audit, compensation, governance and corporate responsibility, each of which is composed entirely of independent directors and regularly reports to the full board. The governance committee annually reviews and makes formal recommendations to the board regarding the size and membership of each committee of the board, including the identification of individuals qualified to serve as members of each committee. Each committee operates under a written charter adopted by the board. See our website at fcx.com under “About Us – Corporate Governance – Governance Documents” for more information.

Chair John J. Stephens

Audit Committee

All committee members are audit committee financial experts

Primary Responsibilities

Assists the board in its oversight responsibilities relating to:

▪  the effectiveness of the company’s internal control over financial reporting

▪  the integrity of the company’s financial statements

▪  the company’s compliance with legal and regulatory requirements

▪  the qualifications and independence of the company’s independent registered public accounting firm

▪  the performance of the company’s independent registered public accounting firm and internal audit firm

▪  the adequacy and effectiveness of the company’s information technology security processes and procedures, the assessment of risks and threats to the company’s information technology systems, the internal controls regarding information technology security and cybersecurity, and the steps management has taken to monitor and mitigate information technology security and cybersecurity risks

See “Board Composition,” “Board Oversight” and “Audit Committee Matters – Audit Committee Report” for additional information.

Other Members David P. Abney Marcela E. Donadio Sara Grootwassink Lewis
Independent: 100% Meetings in 2023: 5 2023 Meeting Attendance: 100%

Chair Frances Fragos Townsend

Corporate Responsibility Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities with respect to the company’s key environmental and social policies and implementation programs and related risks, opportunities and other related matters affecting the company’s business.

The company’s environmental and social programs and focus areas, many of which interrelate, include, among other things:

▪  safety and health

▪  responsible production frameworks

▪  tailings management and stewardship

▪  climate

▪  water stewardship

▪  biodiversity, nature and land management

▪  waste management

▪  human rights

▪  stakeholder relations, social performance and Indigenous Peoples

▪  responsible sourcing

▪  political activity and spending practices

See “Sustainability / ESG – Board Oversight of ESG” for additional information.

Other Members Robert W. Dudley Lydia H. Kennard Ryan M. Lance
Independent: 100% Meetings in 2023: 4 2023 Meeting Attendance: 100%

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Chair David P. Abney

Compensation Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

▪  discharging the board’s responsibilities relating to compensation of the company’s executive officers

▪  overseeing the form and amount of director compensation

▪  administering the company’s cash-based and equity-based incentive compensation plans

▪  overseeing the company’s human capital management policies, programs, practices and strategies, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity

See “Board Composition,” “Board Oversight” and “Executive Officer Compensation – Compensation Committee Report” for more information.

In accordance with its processes and procedures for the consideration and determination of executive and director compensation, the compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and AIP and long-term incentive program (LTIP) criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plan. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the company to material risks. The compensation committee also has responsibility for establishing, maintaining and administering policies for the recovery or clawback of erroneously paid compensation. In addition, the compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

The compensation committee engages an independent compensation consultant from time to time to advise it on matters related to executive and director compensation. Please refer to the sections titled “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information related to the independent compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Other Members Hugh Grant Dustan E. McCoy
Independent: 100% Meetings in 2023: 7 2023 Meeting Attendance: 100%

Chair Lydia H. Kennard

Governance Committee

Primary Responsibilities

Assists the board in fulfilling its oversight responsibilities by:

▪  identifying and formally considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships

▪  monitoring the size and composition of the board and its committees and making formal recommendations to the board on membership of the committees and committee structure

▪  maintaining the corporate governance guidelines and overseeing the company’s corporate governance practices, policies and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the practices, policies and procedures in the company’s corporate governance framework

▪  reviewing and, as necessary, making recommendations to the board with respect to stockholder proposals

▪  evaluating the effectiveness of the board, its committees and management

See “Board Composition” and “Board Oversight” for more information.

Other Members Marcela E. Donadio Robert W. Dudley
Independent: 100% Meetings in 2023: 2 2023 Meeting Attendance: 100%

2024 Proxy Statement	25

Board Composition

Board Composition and Refreshment

Our board currently consists of 12 members, 10 of whom the board has affirmatively determined are independent. Each of our current directors has been nominated to stand for election at our 2024 annual meeting. Since 2019, we have significantly refreshed our board, adding eight new directors to the board, seven of whom are independent, and successfully achieved our board refreshment objectives focused on thoughtfully enhancing the composition and size of the board, decreasing our average director tenure and age, increasing the gender, race and ethnic diversity of our board, and adding CEO experience, extractives industry experience, international experience, accounting and financial expertise and sustainability / ESG experience, including climate expertise. Our multi-year refreshment strategy delivers on our commitment to have a board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our global business and a focus on value and sustainability for the benefit of all stakeholders.	BOARD REFRESHMENT since 2019 8 new directors have joined our board 7 of whom are independent

Board and Committee Independence; Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the governance committee, our board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board makes the same determination. In making its recommendation to the board, the governance committee, with assistance from the company’s legal counsel, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the company, management, the independent registered public accounting firm and the internal audit firm. In its review of director independence, the governance committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships any director may have with the company, management, the independent registered public accounting firm and the internal audit firm.

Our board has affirmatively determined that each of our current directors (other than Mr. Adkerson and Ms. Quirk) has no material relationship (direct or indirect) with the company that would impair such director’s independence and is independent in accordance with the New York Stock Exchange (NYSE) listing standards and our director independence standards, which meet, and in some instances exceed, the independence requirements of the NYSE. The board also has determined that each of the members of the audit and compensation committees satisfies the heightened independence and qualification requirements applicable to members of the audit and compensation committees as set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Abney and Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

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Director Recruitment and Nomination Process

Our governance committee oversees the director recruitment and nomination process. The governance committee identifies, and formally considers and recommends to the board, candidates to be nominated for election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly created directorships through the process described below.

1 Annual Evaluation of Board Composition As part of its annual review of the composition and size of our board, the governance committee considers our companys strategy and needs; our then-current directors collective knowledge, experience, expertise and diversity (including tenure and age); and the specific qualifications, attributes, skills and experience our board deems relevant for potential candidates. 2 Identify Potential Director Candidates If the governance committee determines that there is a need for a new director, individuals may be identified through a variety of methods, including by our directors, management, stockholder and/or an independent search firm. Each candidate brought to the attention of the governance committee, regardless of who recommended such candidate, will be equally considered. 3 Review Pool In evaluating the suitability of candidates, the governance committee considers personal and professional integrity; general understanding of the companys industry; educational and professional background; independence; diversity; experience in corporate finance and other matters relevant to the successful management of a large publicly traded company in todays business environment; the ability and willingness to work cooperatively with other members of the board and with senior management and to devote adequate time to duties of the board, including in accordance with the companys director commitment policy. The governance committee also evaluates each candidate in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. 4 In-Depth Review Candidates interview with each of the chairman of the board, the lead independent director and the chair of the governance committee, as well as our CEO. Due diligence is performed, including background and conflicts checks, review of director commitment levels, references and feedback from other directors and the independent search firm. 5 Governance Committee Recommendation to the Board The governance committee reviews a candidates independence, time commitments and all due diligence results and recommends potential director nominees to the board for approval. 6 Board Nomination The board reviews the recommendation of the governance committee and approves either the candidates appointment to the board or the candidate as a director nominee, as applicable.1 Annual Evaluation of Board Composition As part of its annual review of the composition and size of our board, the governance committee considers our company's strategy and needs; our then-current director's collective knowledge, experience, expertise and diversity (including tenure and age); and the specific qualifications, attributes, skills and experience our board deems relevant for potential candidates. 2 Identify Potential Director Candidates If the governance committee determines that there is a need for a new director, individuals may be identified through a variety of methods, including by our directors, management, stockholder and/or an independent search firm. Each candidate brought to the attention of the governance committee, regardless of who recommended such candidate, will be equally considered. 3 Review Pool In evaluating the suitability of candidates, the governance committee considers personal and professional integrity; general understanding of the company's industry; educational and professional background; independence; diversity; experience in corporate finance and other matters relevant to the successful management of a large publicly traded company in today's business environment; the ability and willingness to work cooperatively with other members of the board and with senior management and to devote adequate time to duties of the board, including in accordance with the company's director commitment policy. The governance committee also evaluates each candidate in the context of the board as a whole, with the objective of recommending nominees who can best advance the long-term success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. 4 In-Depth Review Candidates interview with each of the chairman of the board, the lead independent director and the chair of the governance committee, as well as our CEO. Due diligence is performed, including background and conflicts checks, review of director commitment levels, references and feedback from other directors and the independent search firm. 5 Governance Committee Recommendation to the Board The governance committee reviews a candidate's independence, time commitments and all due diligence results and recommends potential director nominees to the board for approval. 6 Board Nomination The board reviews the recommendation of the governance committee and approves either the candidate's appointment to the board or the candidate as a director nominee, as applicable.

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Stockholder Recommendations and Nominations

The governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information must include (1) the name and address of the candidate and the proposing stockholder; (2) a comprehensive biography of the candidate, including any self-identifying diversity characteristics, and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (3) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (4) a letter from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders and, under certain circumstances, to include their nominees in our proxy statement. For a description of the process for nominating directors in accordance with our by-laws and under the applicable rules and regulations of the SEC, see “2025 Stockholder Proposals and Director Nominations.”

Board Oversight

Board’s Role in Oversight of Strategy and Risk Management

While our management is responsible for the day-to-day management of risk, our board and its committees are actively engaged in overseeing our strategy and take an active role in risk oversight.

▪

The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

▪	The board as a whole is responsible for risk oversight at the company, with reviews of certain areas being conducted by the relevant board committees that regularly report to the full board.

▪

In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company, including financial, international, operational, social and environmental risks.

The board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our lead independent director regularly meets with our chairman and CEO to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies.

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The chart below provides an overview of the allocation of risk management responsibilities among the board and its committees.

Board of Directors Responsible for risk oversight at the company

Board Committees Assist the board in fulfilling its oversight responsibilities with respect to certain areas of risk, with each committee regularly reporting on these matters to the full board.

Audit Committee

▪  Reviews and discusses with management, our internal audit firm, and our independent registered public accounting firm, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies through its enterprise risk management (ERM) program.

▪  Oversees the effectiveness of the company’s internal control over financial reporting, and the company’s compliance with legal and regulatory requirements.

▪  Meets periodically with independent registered public accounting firm and internal audit firm in executive sessions.

▪  Discusses with the independent registered public accounting firm and internal audit firm the results of their processes to assess risk in the context of their respective audit engagements.

▪  Reviews and discusses at least annually with management the adequacy and effectiveness of the company’s information technology processes and procedures and the internal controls regarding information technology security and cybersecurity. See “Management and Board Oversight of Cybersecurity” for more information.

Compensation Committee

▪  Oversees the company’s assessment of whether any risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the company.

▪  Oversees, in consultation with management, the company’s compliance with applicable law, SEC rules and regulations and NYSE listing standards governing executive and director compensation.

▪  Oversees management of risks associated with the company’s human capital management policies, programs, practices and strategies, including those relating to workforce recruitment, retention and development, pay equity and inclusion and diversity.

Governance Committee ▪ Oversees management of risks associated with the company’s board leadership structure and corporate governance matters.

Corporate Responsibility Committee

▪  Oversees management of risks associated with the company’s key environmental and social policies and implementation programs. See “Sustainability / ESG – Board Oversight of ESG” for more information.

Enterprise Risk Management

Our ERM program provides the board with information about the company’s enterprise risk profile and allows the board to assess and monitor the risks over the short, medium and long term, both within and outside our operational boundaries. Enterprise level risks are identified and assessed through our ERM program, designed to provide cross-functional executive insight across the business to identify and monitor risks, opportunities and emerging trends that can impact our strategic business objectives.

Our ERM management committee is comprised of senior leaders with responsibility across operations and core business functions, and with a breadth of knowledge, influence and experience covering the risks the company faces. The ERM management committee reports to our president and periodically provides reports on, among other things, business strategy, geopolitical trends, markets, people, innovation and cybersecurity risks, to the audit committee, corporate responsibility committee and the full board.

The ERM management committee is responsible for providing input and oversight on our ERM program, which seeks to link our global operations and business functions to (1) identify enterprise risks and opportunities, (2) analyze and prioritize risks, (3) review risk control environments, including through internal audit, and determine additional management actions where warranted, and (4) monitor and report progress. Management and the company’s internal audit firm coordinate to align assurance activities with priority enterprise risk topics.

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Management and Board Oversight of Cybersecurity

We maintain a cyber risk management program designed to assess, identify, manage, mitigate and respond to cybersecurity threats and incidents. We seek to address material risks from cybersecurity threats through a cross-functional approach, and we utilize various processes to inform our identification, assessment and management of material risks from cybersecurity threats. Our cyber risk management program is integrated into our overall ERM program. Our cybersecurity risk management and strategy processes are led by our chief information officer and our chief information security officer. While our management is responsible for the day-to-day management of cybersecurity risks, our board and its audit committee have ongoing oversight roles. In particular, the audit committee has responsibility for oversight of our information technology and cybersecurity processes and procedures, including oversight of risks from cybersecurity threats. The audit committee receives reports from management and meets with management at least annually to discuss our cyber risk management program.

We have experienced targeted and non-targeted cybersecurity incidents in the past, including an incident in August 2023 that affected certain of our information systems and resulted in temporary disruptions to parts of our operations. However, prior cybersecurity incidents, including the August 2023 incident, have not materially affected us. Upon discovery of the August 2023 incident, the board was informed and engaged in oversight of our response efforts. Management provided regular updates to the board and met regularly with the chair of our audit committee regarding the incident. A special meeting of the audit committee was convened to review the cybersecurity incident, our findings and response, and the audit committee briefed the full board on these matters. The board has continued to exercise its oversight to understand the lessons learned from the incident for continuous improvement. Additional information regarding our cybersecurity governance, risk management and strategy is available in our 2023 Form 10-K.

Succession Planning for Senior Executives

The board is focused on ensuring that the company has long-term and emergency succession plans in place for the CEO and other key senior executive positions. The independent directors of the board are responsible for overseeing the company’s succession planning process for our CEO and other key senior executives, and annually review the company’s succession plans for all key senior executives with input from the CEO.

Long-Term Succession Plan

▪	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

▪

The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

▪	The company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

Emergency Succession Plan

▪

In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

▪	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

In 2023, all of the independent directors of the board met multiple times in executive session to review the company’s long-term and emergency succession plans for the CEO and other key senior executives, including discussing the leadership transition we announced earlier this year. See “Board Structure” for additional information.

Board Governance, Principles and Policies

Governance Framework

We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, strengthens board and management accountability, and engenders public trust in our company. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of governance-related policy and decision making at both the board and management levels.

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We are committed to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct highlight the core values on which our company has built its reputation – safety, respect, integrity, excellence and commitment. Our principles of business conduct provide guidance for the application of these values to our business and define the expected behavior of all of our employees and our board. Amendments to, or waivers of, our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Beyond the Boardroom

Our board is actively engaged in overseeing our strategy and takes an active role in risk oversight. During 2023, we held six board meetings and 18 committee meetings to discuss, deliberate and make decisions on key strategic matters. In addition to regular board and committee meetings, we provide channels for both new and tenured directors to engage in comprehensive onboarding and continued education in areas relevant to our business and our industry as well as best board practices, regularly interact with our management outside the boardroom, and connect directly with our stockholders to strengthen their understanding and oversight of our business, strategy, and key priorities. The governance committee monitors and evaluates the orientation and training needs of directors and makes recommendations to the board where appropriate.

Director Orientation	Access to Management	Stockholder Engagement

Following appointment to the board, a new director orientation session with key members of our senior leadership team is promptly scheduled to facilitate a seamless onboarding experience and help educate new directors about the company and our priorities. These orientation sessions are highly interactive and immersive.

All directors have full and free access to management both during and outside of regularly scheduled board and committee meetings. Our board committees receive regular updates from management on key areas under their purview with a focus on key risks, opportunities, focus areas and objectives.

Our board values the input of our stockholders. Our board receives periodic updates on stockholder engagement led by management. From time to time, directors participate in direct engagement with our stockholders to discuss specific matters of mutual importance.

Periodic Briefings from our CEO	Continuing Education	Site Visits

Our CEO provides our board with periodic updates on major business developments, milestones, important internal initiatives and communications the company has had with stockholders and other stakeholders as events arise in the ordinary course of business. These periodic briefings are intended to keep the board informed between regularly scheduled meetings on matters that are significant to our company and industry.

To help the board stay current on emerging topics, the company maintains a subscription for board members to the National Association of Corporate Directors (NACD), a recognized authority focused on advancing board leadership and establishing leading boardroom practices. Through NACD, directors have access to webinars and virtual education opportunities, NACD publications and complimentary registration to the annual NACD Virtual Summit. Our directors may also attend, at the company’s expense, other director continuing education programs relevant to the duties of a director, corporate governance, best board practices, the company’s industry, risk management and ethics.

Site visits are another way for directors to obtain first-hand insight into how our strategy, operations and culture are functioning on the ground. Periodically, directors will be invited or may request to visit certain of the company’s significant mining and other operating sites, and management will prepare educational sessions for the directors. In 2023, the board had the opportunity to participate in site visits at Morenci and Safford/Lone Star in Arizona. The board benefitted from a tour of Safford/Lone Star and Morenci and an in-depth visit to the Morenci mine, mill, leach innovation initiatives and tailings storage facilities.

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Annual Board and Committee Evaluations

Our board and each of its committees conduct an annual self-evaluation to ensure that they are performing effectively and in the best interests of the company and our stockholders. The governance committee oversees this annual performance evaluation process and establishes procedures to assist it in exercising this oversight function. The governance committee discusses with the full board the results of these annual performance evaluations, including any recommended changes to policies or procedures of the board or any of its committees. The governance committee periodically reviews the evaluation process and revises it as appropriate.

In 2023, the lead independent director and the chair of the governance committee conducted one-on-one discussions with individual directors and the results were aggregated and discussed with the full board in executive session. Changes implemented in response to the directors’ feedback included the board’s site visits at Morenci and Safford/Lone Star in Arizona, enhancements to meeting materials and meeting procedures, enhanced review of key senior leadership roles below the executive level, and enhanced interactions with management and advisors. Directors also provide ongoing, real-time feedback outside of the evaluation process, including through executive sessions and open lines of communications between our board and management.

2023 Key Evaluation Topics ▪ Committee structure and composition ▪ Meeting materials and procedures ▪ Interactions with management and advisors ▪ Succession planning ▪ Site visits

Limitation on Board and Committee Service and Director Commitment Policy

It is the expectation of the board that every director devotes the significant time and attention necessary to fulfill their duties as a director, including regularly preparing for, attending and actively participating in meetings of the board and its committees. Our corporate governance guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limit on public company board and committee service, including FCX

All directors	4 boards

Directors who serve on our audit committee	3 audit committees

The governance committee may approve exceptions to these limitations under certain circumstances and with consideration given to public company board leadership roles and outside commitments. The governance committee and the full board will take into account the nature of and time involved in a director’s service on other boards and whether any existing or anticipated outside commitments interfere with a director’s performance when evaluating the suitability of individual directors and director nominees or candidates. Service on boards or committees of other organizations should be consistent with the company’s conflict of interest standards. Additionally, directors are expected to advise the chairman of the board, the lead independent director (if applicable) and/or the chair of the governance committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any other public company of which such director is a member. The governance committee annually conducts a review of director commitment levels and has affirmed that all directors are currently compliant with the director commitment policy under our corporate governance guidelines.

Board Diversity Policy

The board recognizes and embraces diversity and is actively committed to inclusion and diversity in the boardroom. In accordance with our board diversity policy, which is set forth in our corporate governance guidelines, when evaluating the diversity of potential director nominees, the governance committee considers a broad range of diversity, including in terms of professional experience, skills and background, as well as of gender, race and ethnicity. Further, when conducting searches for new directors, the governance committee includes qualified female and racially and/or ethnically diverse individuals in the pool of candidates.

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2023 Board and Committee Meeting Attendance

During 2023, we held six board meetings and 18 committee meetings. All directors attended 100% of our board meetings and committee meetings on which he or she served, except for one director, who attended 90% of the aggregate of the total number of the board and committee meetings on which he served.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. No related party transactions reportable under Item 404 of Regulation S-K have taken place since January 1, 2023, and none are currently proposed.

Communications with the Board

The board believes that senior management speaks for the company. Individual board members may, from time to time, meet or otherwise communicate with the company’s stockholders at the request of the board or senior management in compliance with applicable policies. Stockholders or other interested parties may communicate directly with one or more members of the board, including the lead independent director, or the independent directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors (or the name of the individual director or directors), 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the lead independent director of the board or the appropriate director or directors for response.

Directors are invited, but not required, to attend annual meetings of our stockholders. Messrs. Adkerson and Stephens and Mses. Donadio, Lewis and Quirk attended our 2023 annual meeting of stockholders, which was held virtually.

Availability of Corporate Governance Documents

Audit Committee Charter	Compensation Committee Charter	Corporate Governance Guidelines	Corporate Responsibility Committee Charter

Director Independence Standards	Governance Committee Charter	Principles of Business Conduct

Stockholders may view our audit, compensation, governance and corporate responsibility committee charters on our website at fcx.com under “About Us – Corporate Governance – Board Committees and Charters.” Stockholders may view our corporate governance guidelines (including our director independence standards set forth in Appendix A to our corporate governance guidelines) and principles of business conduct on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.” These documents are also available in print upon request.

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Director Compensation

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities.

A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders.

Compensation should be in line with market practice to facilitate the attraction and retention of talented and diverse directors.	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

The compensation committee has oversight of director compensation, including the authority to grant equity-based awards. The compensation committee conducts an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation Philosophy” above. In addition, the compensation committee seeks advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our director compensation program relative to relevant market data and formulating its recommendations to the full board.

In December 2023, FW Cook, the committee’s independent compensation consultant, provided the compensation committee with a market review of non-management director remuneration practices and evaluated the company’s program in light of the review. FW Cook compared our practices to S&P 250 companies and to a reference group of 25 companies of comparable size to us in industries related to or adjacent to mining. Following the competitive review, the compensation committee and the board agreed to the following changes, which are intended to maintain the program’s competitiveness: (1) a $5,000 increase in the annual equity retainer (from $180,000 to $185,000), (2) a $5,000 increase to the annual retainer paid to each non-management director (from $125,000 to $130,000) and (3) a $5,000 increase to the additional retainer paid to the chair of each committee. These changes were effective beginning January 1, 2024. Prior to this review, the board had last approved changes to our non-management director compensation program effective January 1, 2022.

In addition to the compensation committee’s oversight, our stockholders have placed a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the 2016 Stock Incentive Plan, a limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

Mr. Adkerson and Ms. Quirk do not receive any compensation for serving on our board, including in Mr. Adkerson’s capacity as chairman. The compensation Mr. Adkerson and Ms. Quirk receive for their service as executive officers is reflected in the “Executive Officer Compensation – Executive Compensation Tables – Summary Compensation Table.”

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Cash Compensation

The chart below details the cash components of the compensation program for our non-management directors during 2023 and 2024:

	2023 Annual Retainer	2024 Annual Retainer

Board Member	$125,000	$130,000

Additional Leadership Retainers:

Lead Independent Director	50,000	50,000

Chair of Audit Committee	25,000	30,000

Chair of Compensation Committee	20,000	25,000

Chair of Governance Committee	20,000	25,000

Chair of Corporate Responsibility Committee	20,000	25,000

In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting.

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly) and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation Table” for more information.

Equity-Based Compensation

Under the equity-based component of our program in place during 2023, our non-management directors received annual equity awards payable solely in restricted stock units (RSUs), with the number of RSUs granted determined by dividing $180,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest on the first anniversary of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. On June 1, 2023, each non-management director serving on that date was granted 5,000 RSUs. As discussed above, the annual equity retainer has been increased from $180,000 to $185,000 beginning in 2024.

Frozen and Terminated Retirement Plan

We previously adopted a retirement plan for non-management directors pursuant to which directors who had reached age 65 would be entitled to receive a retirement benefit based on the annual director fees. In April 2008, we froze the benefit under this plan for our then existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000, depending on the number of years the retiree served as a non-management director for us or our predecessors. As of December 31, 2023, of our current directors, only Mr. McCoy is eligible to participate in the retirement plan and will receive an annual benefit of $40,000 upon retirement from the board, which will be payable until his death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2023.

Director Compensation

Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

David P. Abney	$145,000	$177,350	n/a	$ —	$322,350

Marcela E. Donadio	125,000	177,350	n/a	—	302,350

Robert W. Dudley	125,000	177,350	n/a	—	302,350

Hugh Grant	125,000	177,350	n/a	—	302,350

Lydia H. Kennard	145,000	177,350	n/a	—	322,350

Ryan M. Lance	125,000	177,350	n/a	—	302,350

Sara Grootwassink Lewis	125,000	177,350	n/a	—	302,350

Dustan E. McCoy	175,000	177,350	—	14,368	366,718

John J. Stephens	150,000	177,350	n/a	—	327,350

Frances Fragos Townsend	145,000	177,350	n/a	—	322,350

(1)

Pursuant to previous elections, during 2023 each of Messrs. Grant and Stephens received an equivalent number of shares of our common stock in lieu of all or a portion of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock.

(2)

On June 1, 2023, each non-management director was granted 5,000 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

(3)

The following table sets forth the total number of outstanding RSUs (including vested but deferred RSUs for Messrs. Grant, McCoy and Stephens and Mses. Donadio, Lewis and Townsend) held by each non-management director as of December 31, 2023:

Name of Director	RSUs

David P. Abney	5,000

Marcela E. Donadio	9,500

Robert W. Dudley	5,000

Hugh Grant	9,500

Lydia H. Kennard	5,000

Ryan M. Lance	5,000

Sara Grootwassink Lewis	9,500

Dustan E. McCoy	82,100

John J. Stephens	9,500

Frances Fragos Townsend	18,900

(4)

Represents a decrease in the actuarial present value of Mr. McCoy’s accumulated benefit under the revised retirement plan (a reduction of $8,337) as calculated in accordance with Item 402 of Regulation S-K. As noted above, the director retirement plan was terminated in 2008 for any future directors.

(5)

For Mr. McCoy, includes (a) $13,155 of interest credited on dividend equivalents on deferred RSUs during 2023 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) $1,213 representing the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in 2007 in connection with our acquisition of Phelps Dodge.

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Executive Officer Compensation

Proposal No. 2: Advisory Vote on the Compensation of Our

Named Executive Officers

The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

In accordance with Section 14A of the Exchange Act of 1934, as amended (the Exchange Act), our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. As further described below, our executive compensation program is significantly performance-based, linking executive pay, company performance and results for stockholders, and is also balanced between short- and long-term incentives, which provide variable, at-risk compensation.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board, or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers.

At our 2023 annual meeting of stockholders, our stockholders expressed support for our executive compensation program, with over 96% voting in support of our say-on-pay proposal. We are again asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the company's proxy statement for our 2024 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

96% Stockholder vote in support of our say-on-pay proposal

RESOLVED, That the stockholders of Freeport-McMoRan Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the company’s proxy statement for our 2024 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in such proxy statement.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly “Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program.

We currently hold our say-on-pay advisory vote annually. Accordingly, we expect the next say-on-pay vote will occur at our 2025 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The approval of executive compensation is an advisory vote; however, our board and the compensation committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

2024 Proxy Statement	37

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our CEO, our president, our chief financial officer (CFO), and our two other executive officers during 2023 (collectively referred to as our NEOs).

All references in the CD&A to the “committee” refer to the compensation committee. For definitions of certain other terms used throughout the CD&A, see the “Glossary of CD&A Terms” on page 51.

For 2023, our NEOs were:

Richard C. Adkerson Chairman of the Board and Chief Executive Officer	Kathleen L. Quirk President	Maree E. Robertson Senior Vice President and Chief Financial Officer	Stephen T. Higgins Senior Vice President and Chief Administrative Officer	Douglas N. Currault II Senior Vice President and General Counsel

Leadership Transition in 2024

In February 2024, we announced that Ms. Quirk, our president, will assume the additional role of CEO effective as of the annual meeting, succeeding Mr. Adkerson in this role. As part of this transition, Mr. Adkerson will continue serving as chairman of the board, subject to his re-election to our board at the annual meeting, and will continue to serve as an executive officer of the company to provide ongoing expertise on our strategic priorities, key business relationships and other matters. As discussed on page 8, this CEO succession plan is the result of a multi-year succession planning process led by our board. In light of the upcoming transition, no changes to Ms. Quirk and Mr. Adkerson’s 2024 target direct compensation arrangements were made in early 2024, but the following changes will be made in connection with the transition:

▪

Effective on the date of the 2024 annual meeting, Ms. Quirk’s annual base salary will be increased to $1.4 million and her 2024 target award under our annual incentive program (AIP) will remain 150% of base salary, with such target percentage applied to her new base salary from the transition date through the remainder of the year. In addition, she will receive additional equity awards under our long-term incentive program (LTIP) with a target grant date value of $1.825 million. The incremental equity awards are intended to position Ms. Quirk’s compensation competitively with market references for CEO compensation. This incremental amount will be allocated as follows: (1) 75% to an award of performance share units (PSUs) measured against the same metrics and 3-year performance period used in our LTIP awards granted in February 2024, and (2) 25% to an award of restricted stock units (RSUs). Going forward, approximately 70% of Ms. Quirk’s target compensation is expected to be performance-based.

▪

Effective on the date of the 2024 annual meeting, Mr. Adkerson’s annual base salary will be decreased to $1.2 million and his 2024 target award under the AIP will be decreased from 175% to 100% of base salary with such target percentage applied to his new base salary from the transition date through the remainder of 2024. Mr. Adkerson will also continue to participate in the long-term incentive program, and approximately 70% of his target compensation is expected to be performance-based.

38	Freeport

Executive Summary

2023 Performance Highlights

Strong Execution

▪	Sustained large-scale production

▪	Effective cost and capital management in challenging environment

▪	Outstanding performance in Indonesia; third consecutive year with production growth; unit net cash costs of $0.10 per pound for 2023*

▪	Achieved targeted annual run rate from leach innovation initiatives in Americas

▪	Cerro Verde mill rate exceeded 2022 and averaged over 415,000 tonnes of ore per day

Advanced Development and Growth Options

▪	Achieved over 90% construction progress milestone for Indonesia smelter projects

▪	Completed new SAG mill in Indonesia

▪	Defined future leach targets to add scale to this low-cost, high-value innovation initiative

▪	Completed feasibility study for potential expansion project at Bagdad; converting haul truck fleet to fully autonomous

▪	Continued development of Kucing Liar in Grasberg minerals district

▪	Advancing expansion options at El Abra (Chile) and Safford/Lone Star (U.S.)

Financial Performance

▪	Operating cash flows of $5.3 billion exceeded capital expenditures of $3.1 billion, excluding the Indonesia smelter projects

▪	Maintained strong balance sheet; net debt less than $1 billion, excluding net debt associated with the Indonesia smelter projects*

▪	Stockholder returns in line with established financial policy

▪	Share price performance exceeded peer group average

▪	Additional open market debt repurchases at attractive levels ($1.3 billion since 2022)

*	See Cautionary Statement
**	As publicly disclosed in our January 2023 guidance

2023 Executive Officer Target Compensation Structure

In February 2023, the committee increased the target compensation of each of our NEOs based on an evaluation of each officer’s roles and responsibilities, contributions to the continued success and growth of our business, and market data presented by its compensation consultant. For Mr. Adkerson, the committee made no changes to his base salary or target annual incentive award, but his target direct compensation increased by 9% as a result of increases in his target LTIP value. For our other NEOs, target direct compensation increases ranged from 3% to 13% as a result of increases in base salary, target annual incentive awards and target LTIP values, with the majority of the increases delivered via the LTIP.

	2023 Annual Base Salary	2023 Target Annual Incentive	2023 Target LTIP Grant Date Value	Allocation of Target LTIP		2023 Total Target Direct Compensation
Executive				PSUs	RSUs

Mr. Adkerson	$1,800,000	$3,150,000	$12,550,000	75%	25%	$17,500,000

Ms. Quirk	1,030,000	1,545,000	7,725,000	65%	35%	10,300,000

Ms. Robertson	640,000	800,000	2,080,000	50%	50%	3,520,000

Mr. Higgins	540,000	810,000	1,755,000	50%	50%	3,105,000

Mr. Currault	490,000	735,000	1,592,500	50%	50%	2,817,500

2024 Proxy Statement	39

2023 Target Compensation Focused on Performance

Our executive compensation program is significantly performance-based – linking executive pay, company performance and results for stockholders – and is balanced between short- and long-term incentives. The primary components of our executive compensation program, which we collectively refer to as our executives’ “direct compensation,” are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards. Annual and long-term incentive awards, which provide variable, at-risk compensation, comprised 90% of our CEO’s target direct compensation for 2023, with 72% of his total target compensation being based on measurable performance objectives.

2023 CEO Target Compensation Mix

2023 Outcomes Align with Performance

Consistent with the committee’s pay for performance philosophy, our performance was reflected in the resulting pay decisions made for our CEO and our other NEOs for 2023. As described in more detail later in this CD&A, compensation outcomes for 2023 included the following:

Base Salary	The committee moderately increased the base salaries of each of our NEOs other than Mr. Adkerson, who received no increase.

AIP	Based on level of achievement of the performance metrics, the AIP payout would have been 112.1% of target, but the committee exercised discretion to reduce the payout to 100% of target.

LTIP	2021-2023 PSUs paid out at 201.9% of target based on above-target ROI achievement and relative TSR positioning in the top three versus the performance peers.

40	Freeport

Compensation Governance and Best Practices

Our executive compensation program is designed and overseen by an independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various stakeholders. In addition to seeking input from stockholders as noted below, the committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

We Are Committed To:	We Reject:

✓  Responding to Stockholder Feedback — we actively engage with our investors to understand our stockholders’ views and perspectives regarding our executive compensation program and incorporate feedback.

✓  Paying for Performance — a significant portion of target direct compensation for our executive officers (72% for our CEO in 2023) is at-risk and tied to company performance.

✓  Recouping Compensation in Certain Circumstances (i.e., Clawback Policies) — we may recover incentive awards paid based on restated financial statements under certain circumstances under our clawback policies, including our new clawback policy adopted in accordance with new NYSE listing standards mandated by the Dodd-Frank Act.

✓  Assessing Compensation Risks — we regularly assess the risk-reward balance of our compensation programs to mitigate risks.

✓  Engaging with Independent Advisors — we engage the services of an independent compensation consultant.

✓  Conducting an Annual Say-on-Pay Vote — we conduct an annual say-on-pay vote to allow our stockholders to express their views on our executive compensation program every year.

✓  Requiring Stock Ownership — we require our executive officers and directors to maintain ownership of our securities through our stock ownership guidelines, with each of Mr. Adkerson and Ms. Quirk required to maintain ownership equal to 6x his or her base salary.

☓   Tax Gross-Ups — we do not provide any tax gross-ups to our executive officers.

☓   Single Trigger Vesting of Equity and Cash Payments — our company’s equity-based awards will only accelerate upon the recipient’s actual or constructive termination of employment within one year of a change in control; similarly, change in control cash payments will only be payable upon the recipient’s actual or constructive termination of employment within two or three years after a change in control, depending on the program.

☓   Hedging of Company Stock — we prohibit our executives and directors from entering into hedging arrangements with respect to our securities.

☓   Excessive Pledging of Company Stock — we limit the ability of our executives and directors to pledge our securities.

2024 Proxy Statement	41

Stockholder Engagement and Say-on-Pay

We have a long history of seeking our stockholders’ feedback regarding our practices, including our executive compensation program, and highly value the insights we receive through this open dialogue. Throughout the year, we engage with our stockholders to discuss issues that are important to them, hear their perspectives and expectations and share our views. Directors may, from time to time, participate in engagements with stockholders.

During 2023, our corporate secretary and members of our ESG relations and investor relations teams engaged with stockholders representing approximately 45% of our outstanding shares of common stock based on public filings as of year-end 2023. In these meetings, stockholders expressed overall satisfaction with our executive compensation program.

See “Stockholder Engagement” on page 9 for a full description of our comprehensive year-round engagement efforts.

Our stockholders also have the opportunity each year to cast an advisory say-on-pay vote on our NEOs' compensation. At our 2023 annual meeting, our stockholders expressed support for our executive compensation program, with over 96% voting in support of our say-on-pay proposal.

96% Stockholder vote in support of our say-on-pay proposal

Our stockholders also have the opportunity each year to cast an advisory say-on-pay vote on our NEOs’ compensation. At our 2023 annual meeting, our stockholders expressed support for our executive compensation program, with over 96% voting in support of our say-on-pay proposal.

Stockholder engagement and the outcome of our annual say-on-pay vote will continue to inform our compensation decisions. Our stockholders have the opportunity to vote on our executive compensation at the annual meeting (see Proposal No. 2 on page 37 for more information).

Executive Compensation Philosophy

Pay for performance by linking a significant portion of our executive officers’ pay to our long-term and short-term performance	Align compensation with the interests of stockholders and our business strategy and key priorities
Discourage imprudent risk-taking by avoiding undue emphasis on any one metric or short-term goal	Provide a competitive level of compensation to retain key executive talent

Our committee believes that a significant portion of the executive officers’ compensation should be performance-based and such compensation should correspond to the key measures driving future growth and used by our stockholders in assessing our company’s value.

Under our executive compensation program, the primary elements of the performance-based pay are: (1) AIP awards, which use three categories of pre-established performance metrics: (a) financial, (b) operational, and (c) ESG, and (2) LTIP awards, which focus on the company’s achievements with respect to ROI, a key financial metric, as well as relative TSR.

42	Freeport

Principal Components of Executive Compensation in 2023

COMPENSATION COMPONENT	CHARACTERISTICS	2023 ACTIONS / RESULTS

Base Salary	▪ Fixed cash compensation ▪ Set at competitive levels and used to attract and retain talent	During 2023, the committee moderately increased the base salaries of each of our NEOs other than Mr. Adkerson, who received no increase.

AIP

▪  Annual variable cash compensation based on pre-established performance metrics aligned with our strategic priorities for the year

▪  Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:

Based on level of achievement of the performance metrics, the AIP payout would have been 112.1% of target, but the committee exercised discretion to reduce the payout to 100% of target, as discussed on page 45.
FINANCIAL ▪ Consolidated adjusted EBITDA
OPERATIONAL ▪ Copper sales ▪ Gold sales ▪ Consolidated unit net cash costs ▪ Smelter project construction progress
ESG ▪ Safety – TRIR ▪ Sustainability scorecard
▪ Annual cash awards capped at a multiple of base salary (target awards vary by NEO ranging from 125% to 175% of base salary; maximum for all - 175% of target)

LTIP

PSUs

▪  Payable in shares of stock after a three-year performance period, all of which are at-risk based on performance measured by a combination of ROI and TSR relative to our performance peers

▪  PSU payout range is 0% to 225% of target depending on achievement against the performance goals

▪  Represent the largest component of our LTIP awards for our CEO (75%) and president (65%), and half for our other NEOs (50%)

2021-2023 PSUs paid out at 201.9% of target, as discussed on page 47.
RSUs ▪ Vest ratably over a three-year period following date of grant and provide retentive elements and alignment with stockholder interests

2024 Proxy Statement	43

Base Salaries

How base salaries support our compensation philosophy and objectives:

✓  Helps us attract and retain the key executive talent needed to manage our business successfully.

✓  Represents the smallest portion of our executive officers’ target direct compensation, reflecting our goal to allocate a significant majority of compensation to the performance-based elements of the compensation package.

✓  Reflects the committee’s judgment with respect to each executive officer’s roles and responsibilities, performance and work experience as well as market data.

During 2023, Mr. Adkerson’s base salary remained at its 2022 level. The committee approved increases to the base salaries of our other NEOs in recognition of each individual’s roles and responsibilities and performance, and after considering market data presented by its compensation consultant.

	2022 Base Salary	2023 Base Salary	Change (%)

Mr. Adkerson	$1,800,000	$1,800,000	—

Ms. Quirk	1,000,000	1,030,000	3.0%

Ms. Robertson	625,000	640,000	2.4%

Mr. Higgins	525,000	540,000	2.9%

Mr. Currault	475,000	490,000	3.2%

Annual Incentive Program

Our AIP provides annual incentive opportunities for our executive officers. During 2023, all five of our NEOs participated in the AIP.

How the overall design of the AIP supports our compensation philosophy and objectives:

✓  Provides short-term performance-based cash awards to our executive officers, each of whose performance has a significant impact on our operational success, financial stability, profitability and future growth.

✓  Measures pre-established financial and operational metrics reflecting our annual business goals and objectives, as well as objectively measured ESG metrics aligned with our commitment to safety and to sustainable and responsible copper mining for all stakeholders.

✓  Closely aligns management and stockholder interests by focusing management on operating efficiently and generating cash flows.

GENERAL STRUCTURE OF THE AIP AND RESULTS FOR 2023

The goal setting process is structured so that our AIP provides significant motivation to achieve our targeted results in current market conditions as communicated to our stockholders and the market. For our 2023 AIP, in February 2023 the committee established:

▪

Performance metrics and relative weightings designed to focus our executives’ efforts on the critical elements of the company’s strategic priorities for 2023 – production, cost and capital discipline, generating cash flows and alignment with key ESG commitments;

▪	Target goals under each metric consistent with the company’s disclosed plan for 2023 and rigorous in the context of our strategic priorities and expectations for 2023; and

▪

Target annual incentive awards for each NEO, expressed as a percentage of base salary: Mr. Adkerson – 175%; Ms. Quirk and Messrs. Higgins and Currault – 150%; and Ms. Robertson – 125%, with actual payouts ranging from 50% of target for threshold performance to 175% of target for maximum performance.

In setting annual target goals under each metric, the committee considers the company’s disclosed financial and operating outlook for the ensuing year as well as market conditions to ensure targets are rigorous in the context of our strategic priorities for the year. Mining is inherently a long-term business, and depending on where we are in the mining cycle for each operation and on current market conditions, certain of the target goals may be lower or higher than prior years’ targets.

44	Freeport

As reflected below, our performance during 2023 relative to the pre-established goals resulted in a payout of 112.1% of target. However, in light of the number of high-risk incidents and challenges in production that impacted 2023 bonus payouts to many of our employees under our non-executive bonus programs, management recommended, and the committee approved, a decrease in the AIP payout for our executives to 100% of the target award for 2023.

Performance Category	Performance Metrics	Threshold	Target	Maximum	Weighting	Weighted Payout as a % of Target	Link to Strategic Goals

Financial 30%	Consolidated Adjusted EBITDA(1) ($ in billions)					28.5%	Generate cash flows

Operational 45%	Copper Sales (billion pounds)					18.3%	Generate cash flows
	Gold Sales (million ounces)					7.5%
	Consolidated Unit Net Cash Costs ($/pound)					9.8%	Operate efficiently and control production costs
	Smelter Project Construction Progress					7.8%	Aligns with key operational goals

ESG 25%	Safety – TRIR(2)					26.3%	Aligns with our highest priority–the safety of our people
	Sustainability (Scorecard)(3)					13.9%	Aligns with key ESG commitments
		Formulaic Performance Result Total				112.1%

		Payout Approved by the Committee				100.0%

(1)

See Annex A for information regarding the methodology we use to measure certain of the financial and operational performance metrics, including a reconciliation and other information regarding our calculation of consolidated adjusted EBITDA.

(2)

Our consolidated TRIR results for 2023 were positively impacted by the TRIR results at the Manyar smelter construction project, which reflected a significant number of hours safely worked by contractor personnel.

2024 Proxy Statement	45

(3)

For the 2023 sustainability component of the AIP, the committee evaluated the company’s sustainability performance relative to a scorecard containing pre-established quantitative and qualitative goals and metrics linked to our key ESG priorities for the year. References to PT-FI in our sustainability scorecard refer to the Grasberg operations. Elements of our sustainability scorecard (scored from 0.0 to 5.0 based on the level of achievement as determined by the committee) included:

Performance Goals	2023 Performance Metrics

Copper Mark and Molybdenum Mark

▪  Maintain the Copper Mark at twelve awarded sites (including PT-FI which is expected to be awarded imminently) including recertification at Atlantic Copper, Miami, El Paso, Cerro Verde and El Abra

▪  Maintain Molybdenum Mark at Climax and Henderson and achieve at Ft. Madison, Rotterdam and Stowmarket

Climate

▪  Significantly advance discussions with Science Based Target initiative to develop a copper Sectoral Decarbonization Approach and/or advance verification process for 2030 GHG emissions reduction targets (Scope 1 and 2)

▪  Demonstrate continued progress towards 2030 GHG emissions reduction targets (Americas and PT-FI intensity targets and Primary Molybdenum sites and Atlantic Copper absolute targets)

▪  Complete feasibility study at PT-FI to evaluate replacing coal-fired power plant with new combined cycle power plant fueled by liquefied natural gas

Tailings Management

▪  Complete Global Industry Standard on Tailings Management (Tailings Standard) conformance by August 2023 for storage facilities with “Extreme” or “Very High” consequence classification based on credible failure modes

▪  Demonstrate continued progress towards implementation of the Tailings Standard for all other sites due in 2025

▪  Significantly advance updated consequence classification review for all sites designated below “Extreme” or “Very High” consequence classification

Workforce

▪  Demonstrate continued progress towards global target of 15% female employees

▪  Implement findings following our evaluation of personal protective equipment and global facilities for all our people; establish protocols and procedures for periodic evaluation of global facilities

▪  Advance talent development to encompass inclusion and diversity training

Human Rights

▪  Zero gross human rights violations at our operations by employees and contractors

▪  Complete Human Rights Impact Assessment (HRIA) at PT-FI

▪  Initiate and significantly advance HRIAs at Cerro Verde and the Manyar smelter project

Long-Term Incentive Program

How our LTIP awards support our compensation philosophy and objectives

✓  Variable component of target direct compensation intended to reward our executive officers for the company’s success in achieving sustained, long-term profitability.

✓  PSUs granted in February 2023 are earned based on achievement of three-year average ROI goals and relative TSR compared to our performance peers over a three-year performance period. This design directly links our executives’ earnings to our performance and stockholders’ returns.

✓  RSUs strengthen focus on stockholder returns and encourage executive ownership of our stock while also serving as an important retention tool.

46	Freeport

GENERAL STRUCTURE OF THE LTIP FOR 2023

For 2023, our LTIP for the NEOs consisted of grants of PSUs and RSUs. Each of our NEO’s total target LTIP grant date value (as described on page 39) was allocated as follows:

PSUs granted in 2023 are payable in shares of common stock after a three-year performance period and are entirely at-risk based on performance measured against three-year average ROI goals set at the beginning of the performance period and a relative TSR modifier. The overall range of payout is between 0% to 225% of the target PSU award depending on achievement of the performance goals.

▪	Three-Year Average ROI Goals: For the 2023 PSUs, the committee established three-year average ROI target ranges for payout levels ranging from 0% to 200% of the target award as set forth in the table. Results that fall in between these levels will be calculated based on a sliding scale. In establishing the ROI targets, the committee considered ROI forecasts at the time based on copper pricing models. The committee believes these ROI goals are rigorous and motivating to participants, and support alignment between company performance and stockholders’ interests.

▪	TSR Modifier: For 2023, the TSR modifier may increase or decrease the payout by up to 25% based on our TSR over the performance period compared to the TSR of the eight-company performance peer group listed on page 48.

RSUs vest ratably over a three-year period following date of grant.

Three-Year Average ROI*	Target PSU Payout

<6%	0%

6%	50%

9%	80%

13-20%	100%

24%	120%

35%	200%

*See	Annex A for information regarding the methodology we use to calculate ROI.

FCX TSR Rank	Impact on payout

1-3	+25%

4-6	No Change

7-9	-25%

SETTLEMENT OF 2021-2023 PSU AWARD

In February 2024, the committee certified the results of the PSUs granted in 2021 to Mr. Adkerson and Ms. Quirk, our only NEOs who were executive officers at the time. These PSUs had a three-year performance period ending December 31, 2023, with vesting and payout based on performance measured against three-year average ROI goals and a relative TSR modifier based on the company’s TSR compared to the TSR of our performance peer group (described on page 48). Because our TSR ranked 3rd relative to our peer group, the payout percentage was increased by 25%, resulting in these executives earning 201.9% of their target PSUs from 2021, as follows:

Grant Date	Three-Year Performance Period	Target Average ROI			3-Year Average ROI	% Earned Before TSR	TSR Peer Ranking	Award% Earned
		Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

February 2, 2021	2021-2023	6%	10-20%	30%	27.69%	176.9%	3rd	201.9%

2024 Proxy Statement	47

PSU PERFORMANCE PEER GROUP

The committee uses the following mining-focused peer group to compare our TSR performance for purposes of the PSUs:

Anglo American plc Antofagasta plc BHP Group Limited Glencore plc	Rio Tinto plc Southern Copper Corporation Teck Resources Limited Vale S.A.

Personal Benefits and Perquisites

We also provide certain other personal benefits and perquisites to our executive officers to fulfill particular business purposes, which are primarily efficiency and personal security. The committee monitors these programs and may adjust them in the future as the committee deems appropriate. The personal benefits and perquisites currently offered are reflected in the “Executive Compensation Tables – Summary Compensation Table.” Most of these benefits are designed to safeguard our executives and increase travel efficiencies, thereby ensuring the executives’ availability on short notice and enabling the executives to focus more time and energy on company matters and performance. Our committee also recognizes the high degree of integration between the personal and professional lives of our executive officers, and these benefits ensure the security of the company’s proprietary information by enabling our executives to conduct business while traveling without concern that company information will be compromised. In addition to the benefits described above, we also have ticket subscriptions and lease suites at certain event venues for business purposes and accrue airline mileage points through business-related programs. Our executive officers and employees may have the opportunity to use tickets at individual events that are not being used for business purposes and we allocate the accrued airline mileage points to certain executive officers and members of senior management. There is no incremental cost to the company for providing these individual tickets to employees or for allocating the airline points that the company earns.

During 2023, Ms. Robertson relocated from London, England to the U.S., a process that had begun in 2022 following her joining the company. As such, during 2023, we provided certain benefits to Ms. Robertson under our relocation package generally applicable to senior officers of the company. Most program benefits are administered by a third party and include payment or reimbursement of family travel expenses related to the relocation, temporary housing and moving expenses.

Post-Termination Compensation

In addition to the compensation received by our executive officers during 2023 and the benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as supplemental retirement plans and change in control and severance benefits.

Nonqualified Defined Contribution Plan

We maintain an unfunded supplemental nonqualified defined contribution plan (the SECAP) for the benefit of our executive officers, as well as other employees. The SECAP provides those employees whose earnings in a prior year were in excess of the dollar limit under the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the Employee Capital Accumulation Program (ECAP, our 401(k) plan) have ceased as a result of qualified plan limits. The purpose of the SECAP is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

Supplemental Retirement Plans

In February 2004, we established an unfunded supplemental executive retirement plan (the SERP) for Mr. Adkerson. The committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. In addition, Mr. Higgins is a participant in the Freeport Minerals Corporation Supplemental Retirement Plan (SRP), which is an unfunded, supplemental retirement plan that we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. The SRP was frozen effective December 31, 2008. For more information regarding these benefits, see the section titled “Executive Compensation Tables – Retirement Benefit Programs.”

48	Freeport

Change in Control and Severance Benefits

We maintain an executive change in control severance plan for eligible members of senior management, including Messrs. Adkerson, Higgins and Currault, and Ms. Robertson. In addition, Ms. Quirk’s employment agreement provides her with contractual protections in the event of certain terminations of employment outside of the change in control context, as well as in connection with a change in control. We believe that severance protections, particularly in connection with a change in control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s and stockholders’ interests by promoting a continuity of management in the context of an actual or threatened change in control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also do not believe our executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change in control (i.e., a “double trigger”). In addition, our LTIP awards granted to all employees, including the PSUs, RSUs and stock options granted to our executives, provide for accelerated vesting of the award following a change in control only if the recipient also experiences an actual or constructive termination of employment within one year after a change in control. We do not provide excise tax gross-up protections under any change in control arrangements with our executive officers.

For more information regarding these benefits, see the section titled “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Compensation Processes and Policies

Role of Advisors

Beginning in 2020, the committee engaged FW Cook as its independent compensation consultant. Consistent with the committee’s longstanding policy, FW Cook does not provide any services to the company’s management. As required by SEC rules, the committee annually assesses the independence of FW Cook, with the most recent assessment concluding that its work does not raise any conflicts of interest. A representative of FW Cook attends meetings of the committee and communicates with the committee chair between meetings; however, the committee makes all decisions regarding the compensation of our executive officers. FW Cook provides various executive compensation services to the committee, including advising on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

The committee has used a mining company peer group, substantially comprised of non-US based companies, to compare our TSR performance for purposes of the PSUs (see list on page 48). However, the committee and FW Cook do not believe the mining company peers are appropriate for compensation comparisons for the following reasons: (1) international companies have significantly different pay structures than U.S. based companies, and (2) international companies have different reporting requirements, making it difficult to obtain comparable data. Accordingly, when performing its market assessment used to inform our 2023 executive compensation program and pay levels, the committee and FW Cook considered executive compensation data from the S&P 250.

Stock Ownership

We believe it is important for our executive officers to align their interests with the long-term interests of our stockholders. With this philosophy in mind, we have structured our compensation program to ensure that a significant portion of our executive officers’ compensation is delivered in the form of equity.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares the executive has pledged, shares held by a spouse or children, and shares issuable upon

2024 Proxy Statement	49

the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2023, all of our NEOs exceeded their target ownership levels. Under the guidelines, executive officers must retain 50% of the net, after-tax shares of common stock received in connection with any equity-based awards granted by the company until the target ownership is met.

Executive	Current Ownership Requirement	Actual Ownership Level as of December 31, 2023 (Using 3-year trailing average stock price)

Mr. Adkerson	6x base salary	105x base salary

Ms. Quirk	6x base salary	68x base salary

Ms. Robertson	3x base salary	3x base salary

Mr. Higgins	3x base salary	8x base salary

Mr. Currault	3x base salary	11x base salary

These ownership levels reflect the individual commitments of our executive officers to align their interests with those of our stockholders. For more information regarding these guidelines and the current stock holdings of our executive officers, please see the section titled “Stock Ownership.”

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and directors from entering into any hedging arrangements with respect to our securities. Specifically, the policy defines “insiders” as members of the board, our officers and certain employees and consultants who are likely to be in possession of material nonpublic information due to the nature of their work, and contains the following prohibition:

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that insiders are not focused on the long-term performance of the company. Certain forms of hedging transactions are complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, insiders are prohibited from engaging in such transactions.

Our insider trading policy also limits the ability of our executives and directors to pledge our securities as follows:

▪	our securities may not be pledged as collateral for a margin loan;

▪	the executive or director must notify the company prior to execution of the pledge;

▪	the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities; and

▪	any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

None of our executive officers have pledged our securities.

Compensation Clawback Policy

The committee has adopted an incentive compensation clawback policy enabling the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. In addition, effective October 2023, the committee adopted an incentive compensation recovery policy in accordance with new NYSE listing standards mandated by the Dodd-Frank Act.

Equity Grant Timing Practices

The committee’s policy is to make annual equity awards under our LTIP at its first meeting of the year, which is usually held in early February following our fourth quarter earnings release. This meeting is scheduled approximately 24 months in advance and targeted to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. To the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are generally permitted to trade company securities as long as they are not in possession of material nonpublic information regarding the company.

The terms of our stock incentive plan provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the committee’s policies, for purposes of our stock incentive plan, the fair market value of our common stock is determined by reference to the closing quoted per share sale price of our common stock on the grant date. In addition, our stock incentive plan permits the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act.

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Our current equity grant policy provides that each of our CEO, president and chief administrative officer has authority to make or modify grants to such employees, subject to the following conditions:

▪	no grant may relate to more than 20,000 shares of our common stock if the award is a full-value award and not more than 40,000 shares if the award is an appreciation award;

▪

such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

▪	the exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

▪	any such grants must be reported to the committee at its next meeting.

Risks Arising from Compensation Policies and Practices

After completing the annual review of the company’s compensation program, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our selection of performance metrics under our annual and long-term programs that focus our executives and management level employees on the critical elements of our strategic plans, which in turn drive performance; the three-year vesting of our RSUs and three-year performance period of our PSUs that promote focus on the long-term financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as risk mitigation features such as our clawback policies and stock ownership requirements applicable to our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Tax Considerations

The committee considers certain tax implications when designing our executive compensation programs and certain specific awards. However, the committee believes that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the committee has discretion to authorize compensation that does not qualify for income tax deductibility.

Glossary of CD&A Terms

AIP	annual incentive program	PIAP	performance incentive award program

committee	compensation committee	PSU	performance share unit

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	ROI	return on investment

ECAP	employee capital accumulation program	RSU	restricted stock unit

ESG	environmental, social and governance	SEC	Securities and Exchange Commission

Exchange Act	Securities Exchange Act of 1934, as amended	SECAP	supplemental executive capital accumulation plan

FW Cook	Frederic W. Cook & Co., Inc.	SERP	supplemental executive retirement plan

GAAP	generally accepted accounting principles in the United States	SRP	supplemental retirement plan

LTIP	long-term incentive program	TRIR	total recordable incident rate

NEO	named executive officer	TSR	total stockholder return

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation

Committee on April 15, 2024:

David P. Abney, Chair

Hugh Grant

Dustan E. McCoy

2024 Proxy Statement	51

Executive Compensation Tables

The table below shows the total compensation paid to or earned by our NEOs. See “Compensation Discussion and Analysis” for more information.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total

Richard C. Adkerson Chairman of the Board and Chief Executive Officer	2023	$1,800,000	$—	$12,518,840	$—	$3,150,000	$5,523,987	$1,024,494	$24,017,321
	2022	1,800,000	—	11,036,050	—	3,093,300	3,712,308	880,271	20,521,929
	2021	1,766,667	—	8,483,475	1,335,040	3,569,400	3,163,533	793,779	19,111,894

Kathleen L. Quirk President(1)	2023	1,025,000	—	7,703,915	—	1,545,000	153,938	148,559	10,576,412
	2022	1,000,000	—	7,468,640	—	1,473,000	20,126	157,480	10,119,246
	2021	966,667	—	3,349,605	1,001,280	1,983,000	—	148,502	7,449,054

Maree Robertson Senior Vice President and Chief Financial Officer	2023	637,500	—	2,044,310	—	800,000	1,673	265,065	3,748,548
	2022	520,833	625,000	3,254,740	—	767,188	90	99,500	5,267,351

Stephen T. Higgins Senior Vice President and Chief Administrative Officer	2023	537,500	—	1,749,405	—	810,000	34,162	101,278	3,232,345
	2022	520,833	—	1,434,700	—	773,325	4,176	100,290	2,833,324
	2021	491,667	850,000	844,200	178,800	—	—	94,512	2,459,179

Douglas N. Currault II Senior Vice President and General Counsel	2023	487,500	—	1,567,365	—	735,000	53,876	91,078	2,934,819
	2022	470,833	—	1,275,180	—	699,675	7,082	93,122	2,545,892
	2021	445,833	800,000	844,200	178,800	—	—	83,337	2,352,170

(1)	Ms. Quirk assumed the role of president in February 2021 and continued in her role as CFO through February 2022.

(2)

For Ms. Robertson, reflects a make-whole award in the form of a cash payment paid upon joining the company in 2022, which payment was forfeitable in whole or in part if she resigned within two years of her start date. For Messrs. Higgins and Currault, who were designated executive officers in May 2021, reflects annual incentive award payments for 2021 under our discretionary compensation program under which annual incentive awards are granted to senior management below the executive officer level.

(3)

The amounts reported in the table for 2023 reflect the aggregate grant date fair value of the RSUs and PSUs awarded during 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, as described in Annex B. The grant date value of the 2023 PSUs for each of the NEOs assuming maximum payout of the PSUs, and based on the closing stock price on the date of grant, is as follows: for Mr. Adkerson — $19,513,046, for Ms. Quirk — $10,420,065, for Ms. Robertson — $2,113,504, for Mr. Higgins — $1,818,596, and for Mr. Currault — $1,621,991. See “Compensation Discussion and Analysis” for more information.

(4)	Reflects the aggregate grant date fair value of the stock options granted to the NEOs in 2021, determined using the Black-Scholes-Merton option valuation model price.

(5)

Reflects the annual incentive award payments received under our AIP as approved by the compensation committee based on the achievement of pre-established goals. See “Compensation Discussion and Analysis” for more information.

(6)

For 2023, reflects earnings under the Nonqualified Defined Contribution (NQDC) plan in excess of 120% of the applicable monthly long-term federal rate at the time the compensation committee established the formula. As determined by the compensation committee in January 2009, the assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For Mr. Adkerson, reflects excess earnings under the NQDC plan of $1,619,378 plus the aggregate change in actuarial present value during 2023 of his SERP benefit of $3,904,609. For Mr. Higgins, reflects excess earnings under the NQDC plan of $32,919 plus the aggregate change in actuarial present value during 2023 of his SRP benefit of $1,243. See “Executive Compensation Tables – Retirement Benefit Programs” for more information.

(7)

The amounts reported for 2023 are detailed in the table following and reflect (a) all perquisites and other personal benefits; (b) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (c) the dollar value of life insurance premiums paid by the company; and (d) the dollar value of interest credited on dividend equivalents on outstanding RSUs (we discontinued crediting interest for awards granted after 2015).

The perquisites and other personal benefits reported in the table following include (a) personal financial and tax advice under the company’s executive services program; (b) for Mr. Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight; (c) allocated personnel costs and identity theft protection; (d) security services and use of company cars, which includes driver compensation and vehicle repair, maintenance, and fuel costs; (e) the company’s premium payments for personal excess liability insurance provided to domestic executives; (f) the company’s premium payments for disability insurance and (g) relocation benefits for Ms. Robertson. The amounts in the table reflect the incremental cost to the company.

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2023 All Other Compensation

	Perquisites and Other Personal Benefits							Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage	Personnel and Other	Security and Cars	Personal Excess Liability Insurance Premiums	Disability Insurance Premiums	Relocation Benefits	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents

Mr. Adkerson	$20,000	$64,174	$81,697	$46,042	$7,529	$8,602	$—	$391,665	$47,100	$357,685

Ms. Quirk	2,000	—	53	—	7,529	8,402	—	130,575	—	—

Ms. Robertson	9,779	1,219	79	—	7,529	3,238	160,760	82,461	—	—

Mr. Higgins	15,000	—	79	—	7,529	9,462	—	69,208	—	—

Mr. Currault	12,559	—	79	—	7,529	8,044	—	62,867	—	—

2023 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Richard C. Adkerson

AIP	02/07/2023	$1,575,000	$3,150,000	$5,512,500	—	—	—	—	$—

LTIP – PSUs	02/07/2023	—	—	—	49,625	198,500	446,625	—	9,395,005

LTIP – RSUs	02/07/2023	—	—	—	—	—	—	71,500	3,123,835

Kathleen L. Quirk

AIP	02/07/2023	772,500	1,545,000	2,703,750	—	—	—	—	—

LTIP – PSUs	02/07/2023	—	—	—	26,500	106,000	238,500	—	5,016,980

LTIP – RSUs	02/07/2023	—	—	—	—	—	—	61,500	2,686,935

Maree E. Robertson

AIP	02/07/2023	400,000	800,000	1,400,000	—	—	—	—	—

LTIP – PSUs	02/07/2023	—	—	—	5,375	21,500	48,375	—	1,017,595

LTIP – RSUs	02/07/2023	—	—	—	—	—	—	23,500	1,026,715

Stephen T. Higgins

AIP	02/07/2023	405,000	810,000	1,417,500	—	—	—	—	—

LTIP – PSUs	02/07/2023	—	—	—	4,625	18,500	41,625	—	875,605

LTIP – RSUs	02/07/2023	—	—	—	—	—	—	20,000	873,800

Douglas N. Currault II

AIP	02/07/2023	367,500	735,000	1,286,250	—	—	—	—	—

LTIP – PSUs	02/07/2023	—	—	—	4,125	16,500	37,125	—	780,945

LTIP – RSUs	02/07/2023	—	—	—	—	—	—	18,000	786,420

(1)

For 2023, under the AIP, each NEO had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the threshold, target and maximum possible annual cash incentive payments that could have been received pursuant to the AIP for 2023. The amounts in the “Target” column were approved by the compensation committee. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and maximum performance would result in a payout of 175% of target. See “Compensation Discussion and Analysis” for more information.

(2)

These awards represent PSUs awarded as part of our 2023 LTIP. Each PSU granted in 2023 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the company’s level of achievement of a three-year average ROI metric and on our TSR compared to the TSR of our peer group during the three-year period ending on December 31, 2025. For the 2023 PSU awards, the NEOs will receive between 0% and 225% of the target PSU award based on achievement of applicable performance goals. See “Compensation Discussion and Analysis” for more information.

2024 Proxy Statement	53

Outstanding Equity Awards at December 31, 2023

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)

Richard C. Adkerson	02/04/14	335,000	—	$30.94	02/04/24	136,500	$5,810,805	858,303	$36,537,959

	02/03/15	580,000	—	18.98	02/03/25

	02/06/18	255,000	—	18.74	02/06/28

	02/05/19	131,667	—	11.87	02/05/29

	02/04/20	421,666	—	12.04	02/04/30

	02/02/21	74,667	37,333	28.14	02/02/31

Kathleen L. Quirk	02/04/14	220,000	—	30.94	02/04/24	119,333	5,080,006	371,377	15,809,519

	02/07/17	257,000	—	15.52	02/07/27

	02/06/18	127,500	—	18.74	02/06/28

	02/05/19	197,500	—	11.87	02/05/29

	02/04/20	210,500	—	12.04	02/04/30

	02/02/21	56,000	28,000	28.14	02/02/31

Maree E. Robertson	—	—	—	—	—	55,833	2,376,811	40,000	1,702,800

Stephen T. Higgins	02/05/19	21,667	—	11.87	02/05/29	42,333	1,802,116	36,000	1,532,520

	02/06/19	65,000	—	11.91	02/06/29

	02/04/20	65,000	—	12.04	02/04/30

	02/02/21	10,000	5,000	28.14	02/02/31

Douglas N. Currault II	02/06/18	30,000	—	18.74	02/06/28	39,000	1,660,230	32,000	1,362,240

	02/05/19	50,000	—	11.87	02/05/29

	02/06/19	50,000	—	11.91	02/06/29

	02/04/20	65,000	—	12.04	02/04/30

	02/02/21	10,000	5,000	28.14	02/02/31

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(1)

The stock options become exercisable in 33% annual increments on each of the first three anniversaries of the date of grant and have a term of 10 years. The unvested stock options will become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(3)	Represents time-vested RSUs, which will vest and be paid out in shares of our common stock, as set forth in the table below, provided the applicable service conditions are satisfied.

Name	RSUs	Vesting Date

Mr. Adkerson	65,167	02/15/24

	47,500	02/15/25

	23,833	02/15/26

Ms. Quirk	56,000	02/15/24

	42,833	02/15/25

	20,500	02/15/26

Ms. Robertson	24,000	02/15/24

	24,000	02/15/25

	7,833	02/15/26

Mr. Higgins	22,833	02/15/24

	12,833	02/15/25

	6,667	02/15/26

Mr. Currault	21,500	02/15/24

	11,500	02/15/25

	6,000	02/15/26

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $42.57 closing market price per share of our common stock on December 29, 2023.

(5)

The PSUs will vest following the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the applicable performance goals. The NEOs will earn between 0% and 225% of the target PSU award based on the company’s average ROI and its relative TSR compared to the TSR of the company’s peer group over the three-year performance period. The number of units reported in the table above represent 201.9% payout with respect to the 2021 PSU awards and the target amount with respect to the 2022 and 2023 PSU awards.

	Grant Date	PSUs			Last Day of Performance Period
Name		Threshold(*)	Target	Maximum

Mr. Adkerson	2/2/2021	56,625	226,500	509,625	12/31/23(**)

	2/7/2022	50,625	202,500	455,625	12/31/24

	2/7/2023	49,625	198,500	446,625	12/31/25

Ms. Quirk	2/2/2021	18,125	72,500	163,125	12/31/23(**)

	2/7/2022	29,750	119,000	267,750	12/31/24

	2/7/2023	26,500	106,000	238,500	12/31/25

Ms. Robertson	3/1/2022	4,625	18,500	41,625	12/31/24

	2/7/2023	5,375	21,500	48,375	12/31/25

Mr. Higgins	2/7/2022	4,375	17,500	39,375	12/31/24

	2/7/2023	4,625	18,500	41,625	12/31/25

Mr. Currault	2/7/2022	3,875	15,500	34,875	12/31/24

	2/7/2023	4,125	16,500	37,125	12/31/25

(*)	Each executive may receive 25% of the target PSU award based on threshold achievement of the applicable performance goals.

(**)	In February 2024, the compensation committee certified a 201.9% payout with respect to the 2021 PSU awards.

2024 Proxy Statement	55

2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Richard C. Adkerson	450,000	$4,365,000	1,122,458	$48,983,150

Kathleen L. Quirk	150,000	1,455,000	423,167	18,400,996

Maree E. Robertson	—	—	16,167	684,026

Stephen T. Higgins	—	—	26,167	1,107,126

Douglas N. Currault II	—	—	25,500	1,078,905

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded NQDC plan, for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan or 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, the company also makes enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of annual incentive awards) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Mr. Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2023 for each NEO.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs, which represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)

Richard C. Adkerson	NQDC plan	$330,000	$348,165	$3,219,144	$—	$41,558,947

	Deferred RSUs	—	—	5,527,685	—	47,403,684

Kathleen L. Quirk	NQDC plan	175,000	97,575	304,803	—	4,047,395

Maree E. Robertson	NQDC plan	9,375	49,461	2,996	—	72,773

Stephen T. Higgins	NQDC plan	81,875	38,177	65,089	—	902,908

Douglas N. Currault II	NQDC plan	67,500	29,867	106,694	—	1,426,721

(1)	The amounts reflected in this column are included in the “Salary” column for each NEO for 2023 reported in the “Summary Compensation Table.”

(2)

The amounts reflected in this column are included in the “All Other Compensation” column for each NEO for 2023 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (7) to that table also include contributions to the company’s ECAP.

(3)

The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2023, that rate of interest ranged from 7.50% — 8.50% as follows: 7.50% (January — February), 7.75% (March), 8.00% (April — May), 8.25% (June — July) and 8.50% (August — December). With respect to Mr. Adkerson’s deferred RSUs, the amount represents (a) the number of deferred RSUs multiplied by the change in the price of our common stock from December 30, 2022 ($38.00) to December 29, 2023 ($42.57) of $4,570,000, and (b) accrued dividend equivalents and interest (calculated using the prime rate) on those RSUs of $957,685.

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(4)

The following amounts reflected in this column were included in the 2022 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson — $914,903, Ms. Quirk — $305,573, Ms. Robertson — $10,882, Mr. Higgins — $113,974 and Mr. Currault — $107,474. The following amounts reflected in this column were included in the 2021 “Total” compensation for each NEO in the “Summary Compensation Table”: Mr. Adkerson — $496,200, Ms. Quirk – $270,383, Mr. Higgins — $110,446 and Mr. Currault — $89,342.

Supplemental Executive Retirement Plan – Mr. Adkerson. In February 2004, we established an unfunded SERP for Mr. Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. Mr. Adkerson has elected to receive an equivalent lump sum payment. The annuity will equal a percentage of Mr. Adkerson’s highest average base pay for any three of the five calendar years immediately preceding Mr. Adkerson’s completion of 25 years of credited service, plus his average annual incentive awards for the same three years; provided that such average amount cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981 but capped at 25 years. Mr. Adkerson has attained 25 years of credited service and his annuity was fixed as of January 1st of the year in which he completed 25 years of credited service and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified) sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amount provided in the table below reflects these reductions. As of December 31, 2023, Mr. Adkerson was 100% vested under the SERP.

Supplemental Retirement Plan — Mr. Higgins. Mr. Higgins is a participant in the SRP, which is an unfunded, supplemental retirement plan we assumed in 2007 in connection with our acquisition of Phelps Dodge Corporation. Benefit accruals under the SRP were frozen effective December 31, 2008. Benefits are payable in the form of a life annuity, 25%, 50%, 75% and 100% joint and survivor annuity options, as specified by the participant. The benefit will be a monthly amount equal to the product of (1) the sum of 0.35% of the participant’s final average monthly compensation in excess of his social security benefit and (2) years of service as of December 31, 2008, the date the SRP was frozen, determined without applying the Internal Revenue Code compensation and annual addition limitations. The SRP benefit is reduced by the participant’s monthly retirement benefit under the qualified retirement plan. The SRP benefit is subject to a five-year cliff vesting schedule, and Mr. Higgins is 100% vested under the SRP.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Payments During Last Fiscal Year	Present Value of Accumulated Benefit

Richard C. Adkerson	Supplemental Executive Retirement Plan	25	(1)	$—	$53,291,641	(2)

Stephen T. Higgins	Supplemental Retirement Plan	17.3		—	518,490	(3)

(1)	Represents the participant’s years of service with the company and its predecessor, capped at 25 years.

(2)

The accrued benefit was fixed as of January 1st of the year Mr. Adkerson attained 25 years of credited service but will continue to increase year to year due to actuarial increases based on (a) an assumed 6% interest component, and (b) a mortality adjustment based on the IRS mortality table (as published in Revenue Ruling 2001-62) and defined under the SERP. These actuarial increases compensate for the fact that the benefit is expected to be paid over a shorter timeframe (i.e., life expectancy). The actuarially increased benefit is then present valued to reflect a lump sum payment.

(3)

As of December 31, 2023, the accrued benefit under the SRP was fixed (benefit accruals were frozen as of December 31, 2008), but the present value of the benefit will be adjusted from year to year resulting from the passage of time and from changes in actuarial assumptions. As of December 31, 2023, the significant assumptions used in the actuarial valuation were a discount rate of 5.15% and the mortality table and mortality improvement scale assumptions. The mortality tables are based on the Society of Actuaries tables that were published in 2019, but adjusted to reflect the company’s historical mortality experience.

2024 Proxy Statement	57

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Plan. We maintain an executive change in control severance plan (the CIC Plan), which provides severance benefits to those executive officers not covered under existing agreements and other key members of senior management. Ms. Quirk is our only NEO who is not a participant in the CIC Plan. Under the CIC Plan, if a participant is terminated without cause or terminates for good reason during the two-year period following a change in control, he or she will be entitled to receive certain severance benefits.

A participant’s severance benefits under the CIC Plan are based on the participant’s level, and include:

▪

a lump sum cash payment, which for Mr. Adkerson is equal to three times the sum of his base salary plus average bonus for the three full fiscal years preceding the termination, and for each of Ms. Robertson and Messrs. Higgins and Currault is equal to two times the sum of his or her base salary plus average bonus for the three full fiscal years preceding the termination;

▪	a prorated bonus based on his or her average bonus calculated in the year of termination and the number of days worked during the year of termination; and

▪	18 months of health benefit continuation.

Payment of the severance benefits is contingent on the participant signing a general waiver and release agreement. The CIC Plan may be amended or terminated by the board in its discretion and the compensation committee has the ability to add or remove participants under the CIC Plan, including executive officers; provided, however, that any such action that has the effect of reducing or eliminating a participant’s benefits under the CIC Plan is subject to limitations, including a 12-month delay in effectiveness.

Under the CIC Plan, “cause” is generally defined as the participant’s (1) failure to perform substantially the participant’s duties with the company, (2) felony conviction or entering of a guilty plea or plea of no contest, or (3) gross negligence or willful misconduct that is materially injurious to the company, including its reputation or business. “Good reason” is generally defined as (1) material diminution in the title, position, authority, duties or responsibilities of the participant or the person to whom the participant reports, (2) the assignment of any duties inconsistent in any material respect with the participant’s position, authority, duties or responsibilities during the one-year period prior to the change in control, under the agreement, (3) failure to provide the participant with a total pay opportunity at least commensurate with the highest total pay opportunity available to the participant within the one-year period preceding the change in control, (4) failure by the company or its affiliates to comply with any of the provisions of the CIC Plan, (e) relocation of the participant’s principal office to a location more than 50 miles from his or her current office location or requiring business travel on a more extensive basis, or (5) failure of the company to require a successor to assume its obligations under the CIC Plan.

See the footnotes to the “Potential Payments Upon Termination or Change in Control” table below for more information.

Employment Agreement — Ms. Quirk. We have an employment agreement with Ms. Quirk, which was approved by our compensation committee and the board. See “Compensation Discussion and Analysis” for more information.

The employment agreement with Ms. Quirk provides for an annual base salary of at least $650,000 (her annual base salary as of December 31, 2023 was $1,030,000) and provides that she is eligible to participate in our AIP. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change in control, the agreement will expire three years following the change in control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, Ms. Quirk’s employment agreement entitles her to the following additional benefits.

Severance Benefits. If, during the term of her employment agreement, we terminate Ms. Quirk’s employment without cause or she terminates employment for good reason, she will be entitled to the following:

▪

payment of the amount of her base salary earned through the date of termination to the extent not previously paid and a pro rata annual incentive award for the year in which the termination of employment occurs, based on actual results under our AIP;

▪	a cash payment equal to three times the sum of (1) her base salary plus (2) the average of the annual incentive awards paid to her for the immediately preceding three years;

▪	continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier;

▪	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

▪

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

58	Freeport

Under Ms. Quirk’s employment agreement, “cause” is generally defined as her (1) failure to perform substantially the executive’s duties with the company, (2) material breach of her employment agreement, (3) felony conviction or entering of a guilty plea or plea of no contest, (4) unauthorized acts or omissions resulting in harm to the company, (5) commission of an act of dishonesty resulting in her enrichment at the expense of the company or (6) falsification of financial records. “Good reason” is generally defined as (1) any failure by the company to materially comply with any of the provisions of the employment agreement or (2) the assignment to Ms. Quirk of any duties inconsistent in any material respect with her position, authority, duties or responsibilities under the agreement.

If Ms. Quirk’s employment terminates as a result of death, disability or retirement during the term of her employment agreement, she (or her estate, as applicable) will be entitled to receive the amount of her base salary earned through the termination date to the extent not previously paid, payment of a pro rata annual incentive award for the year of termination (based on actual results under our AIP) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until she accepts new employment, if earlier.

As a condition to receipt of these severance benefits, Ms. Quirk must retain in confidence all confidential information known to her concerning our business for a period of five years after termination. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Change in Control Severance Benefits. Ms. Quirk’s employment agreement provides that the terms and conditions of her employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change in control. If Ms. Quirk is terminated without “cause,” as generally defined above, or if she terminates for “good reason” during the three-year period after a change in control, Ms. Quirk is generally entitled to receive the same payments and benefits that she would receive in the event of a similar termination under the employment agreement, described above, except that Ms. Quirk would receive a cash payment equal to three times the sum of her base salary plus the highest annual incentive award paid to her (rather than the average annual incentive award paid to her) for the immediately preceding three fiscal years. The term “good reason” includes the failure of the acquirer to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change in control, in addition to the reasons generally provided above. The confidentiality and non-competition provisions continue to apply after a change in control.

If employment terminates as a result of death, disability or retirement following a change in control, Ms. Quirk will receive the same benefits described above under “Severance Benefits” in the event of death, disability or retirement.

Equity-Based Incentive Awards — Impact of Termination of Employment and Change in Control. The terms of our outstanding equity-based incentive award agreements (which include PSUs, RSUs and options) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below. In addition, a change in control alone will not automatically result in an acceleration of the vesting of outstanding awards.

Unless otherwise provided in a separate agreement, the following summarizes the effect of a termination of employment under certain scenarios on the outstanding equity-based incentives held by our NEOs:

▪

PSUs — Upon a recipient’s termination of employment due to death during the performance period of a PSU award, the award (and any related accrued dividend equivalents) will vest in full and pay out at the target level. If the termination of employment is due to disability, retirement or, at the discretion of the compensation committee, termination without cause, the award will not be forfeited nor accelerate, but will remain outstanding and vest following the end of the performance period, provided the applicable performance conditions are met. In the event of a change in control, outstanding PSUs will convert into an equivalent number of RSUs (at the target amount), which award (and any related accrued dividend equivalents) will vest on the earlier of the last day of the applicable performance period or the date the recipient is terminated without cause or terminates for good reason.

▪

RSUs — Upon a recipient’s termination due to death, any outstanding RSUs (and any related accrued dividend equivalents) will vest in full. If the termination is due to disability or retirement, any RSUs scheduled to vest within one year (and any related accrued dividend equivalents) will vest as of the termination of employment. In connection with a change in control, the RSUs (and any related accrued dividend equivalents) will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.

▪

Stock Options — Upon a recipient’s termination due to disability or retirement, any unvested stock options scheduled to vest within one year will vest as of the termination of employment, and the holder will have the lesser of three years or the remaining term of the options to exercise. Upon a recipient’s death the options will vest in full if not previously vested. In connection with a change in control, any unvested options will vest in full if the recipient is terminated by the company without cause or terminates with good reason within one year of the change in control.

The letter agreement between the company and Mr. Adkerson in December 2013 provides that with respect to Mr. Adkerson’s equity-based incentive awards, he will receive retirement treatment as set forth in the applicable award agreement following any termination of employment, except a termination due to death or termination by the company for cause.

2024 Proxy Statement	59

No Excise Tax Gross-Ups. We do not provide excise tax gross-up protections in any of our change in control arrangements with our executive officers. Under the CIC Plan and Ms. Quirk’s employment agreement, if any part of the payments or benefits received by the executive in connection with a termination following a change in control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, he or she will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change in control or termination of employment of each of our named executive officers.

In addition to the benefits identified, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs” below and outstanding vested stock options, which amounts are reflected in footnote (4) to the “Potential Payments Upon Termination or Change in Control” table below.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2023, and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $42.57 on December 29, 2023, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated PSUs, RSUs, and options.

Potential Payments Upon Termination or Change in Control

Name	Lump Sum Payment	Options (Unvested and Accelerated)(1)	Restricted Stock Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(4)

Richard C. Adkerson

Retirement/Termination – Without Cause	$—	$538,715	$2,774,159	$60,750	$—	$—	$—	$3,373,624

Disability	—	538,715	2,774,159	60,750	—	—	—	3,373,624

Death	—	538,715	5,810,805	107,050	17,070,570	301,950	—	23,829,090

Qualifying Termination after Change in Control(5)	18,283,600	538,715	5,810,805	107,050	17,070,570	301,950	37,740	42,150,430

Kathleen L. Quirk

Retirement	—	404,040	2,383,920	51,438	—	—	82,781	2,922,179

Disability	—	404,040	2,383,920	51,438	—	—	—	2,839,398

Death	—	404,040	5,080,006	93,337	9,578,250	172,650	—	15,328,283

Termination – Good Reason	8,296,000	404,040	5,080,006	93,337	—	—	82,781	13,956,164

Termination – Without Cause	8,296,000	404,040	5,080,006	93,337	—	—	82,781	13,956,164

Qualifying Termination after Change in Control(5)(6)	9,039,000	404,040	5,080,006	93,337	9,578,250	172,650	82,781	24,450,064

60	Freeport

Name	Lump Sum Payment	Options (Unvested and Accelerated)(1)	Restricted Stock Units (Unvested and Accelerated)(2)	Accumulated Dividends Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated)(3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total(4)

Maree E. Robertson

Retirement	$—	$—	$1,021,680	$20,500	$—	$—	$—	$1,042,180

Disability	—	—	1,021,680	20,500	—	—	—	1,042,180

Death	—	—	2,376,811	44,525	1,702,800	29,100	—	4,153,236

Qualifying Termination after Change in Control(5)	3,581,564	—	2,376,811	44,525	1,702,800	29,100	42,991	7,777,791

Stephen T. Higgins

Retirement	—	72,150	972,001	23,725	—	—	—	1,067,876

Disability	—	72,150	972,001	23,725	—	—	—	1,067,876

Death	—	72,150	1,802,116	36,200	1,532,520	26,700	—	3,469,686

Qualifying Termination after Change in Control(5)	3,303,325	72,150	1,802,116	36,200	1,532,520	26,700	60,907	6,833,918

Douglas N. Currault II

Retirement	—	72,150	915,255	22,725	—	—	—	1,010,130

Disability	—	72,150	915,255	22,725	—	—	—	1,010,130

Death	—	72,150	1,660,230	33,900	1,362,240	23,700	—	3,152,220

Qualifying Termination after Change in Control(5)	3,029,657	72,150	1,660,230	33,900	1,362,240	23,700	59,614	6,241,491

(1)

The values of the accelerated options were determined by multiplying (a) the difference between the December 29, 2023 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options under each scenario.

(2)	The values of the RSUs were determined by multiplying the December 29, 2023 closing price of our common stock by the number of RSUs to be vested under each scenario.

(3)

The values of the PSUs in connection with death or a qualifying termination after a change in control were determined by multiplying the December 29, 2023 closing price of our common stock by the target number of PSUs with performance periods ending after December 31, 2023. No value is reflected for awards of PSUs in the event of termination upon retirement, disability, or for Mr. Adkerson, termination without cause, because the PSU agreements do not provide for automatic vesting of outstanding PSUs and the related dividend equivalent credits in those circumstances. Instead, the awards will remain outstanding through the performance period and vest if the applicable performance conditions are met. See the “Outstanding Equity Awards at December 31, 2023” table for more information.

(4)

In addition to the amounts reflected in this column, upon the occurrence of each event of termination listed in the table, each NEO would be entitled to the following additional benefits, as applicable: outstanding, in-the-money stock options that were vested at the time of termination, the executive’s aggregate balance in the SECAP (as reflected on page 56), and, for Mr. Adkerson and Mr. Higgins, the present value of his SERP and SRP, respectively (as reflected on page 57). The aggregate value of these additional benefits for each of our NEOs, assuming a termination on December 31, 2023, is as follows: Mr. Adkerson — $141,332,257, Ms. Quirk — $29,894,065, Ms. Robertson — $72,773, Mr. Higgins — $6,208,225, and Mr. Currault — $7,338,371. These amounts do not include benefits under our ECAP or life insurance policies generally available to all employees. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1,500,000.

(5)

With respect to our equity awards, the agreements provide for the benefits described in the table following a change in control only if the recipient is terminated without cause or terminated with good reason within one year after the change in control. The amounts stated in the rows titled “Qualifying Termination after Change in Control” assume the full vesting of all outstanding options and RSUs and full vesting and payout at target for PSUs.

(6)	The total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

2024 Proxy Statement	61

CEO Pay Ratio

As required by the Dodd-Frank Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified the median employee by examining the total earnings for the nine-month period ending September 30, 2023 for all individuals, excluding our CEO, who received pay during the period and were employed by us and our consolidated subsidiaries on October 1, 2023, whether employed on a full-time, part-time, seasonal or temporary basis, with the following adjustments:

▪

As of October 1, 2023, our employee population consisted of 26,640 individuals, with 48% of these individuals located in the U.S., 23% located in Indonesia, 20% located in Peru, and the remaining 9% located in other foreign jurisdictions. To reduce administrative costs and as permitted by SEC rules, we have excluded from the calculation employees in the following foreign jurisdictions: Canada, China, Japan, the Netherlands, Serbia, Spain, and the United Kingdom. This adjustment resulted in the exclusion from the calculation of approximately 1,000 total employees, representing approximately 4% of our employee population.

▪	With respect to permanent employees hired after January 1, 2023, we assumed for purposes of the calculation that those employees worked the full nine-month period ending September 30.

▪

With respect to employees in foreign jurisdictions, we applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on the exchange rate as of October 1, 2023. We did not make any cost-of-living adjustments.

▪	Of the possible median employees, we selected the employee without atypical elements of pay in his or her earnings, such as disability payments or special earnings while on leave.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the “Executive Compensation Tables – Summary Compensation Table.” The annual total compensation of our median employee (other than our CEO) for 2023 was $93,911. As disclosed in the “Summary Compensation Table,” our CEO’s annual total compensation for 2023 was $24,017,321. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 256 to 1.

62	Freeport

Pay-Versus-Performance
The following section has been prepared in accordance with the SEC’s pay versus performance disclosure rules mandated by the Dodd-Frank Act. Under these rules, the SEC has developed a new way to calculate executive pay, referred to as “compensation actually paid,” or CAP, which amounts are then compared to certain performance measures defined by the SEC.
The CAP does not reflect the value received or realized by our NEOs or how the compensation committee evaluates compensation decisions in light of company performance.
Please refer to “Compensation Discussion and Analysis” on page 38 for a discussion of our executive compensation program objectives and the ways in which we design our program to align executive compensation with company performance.
The CAP values are derived from the total compensation amounts reported in the Summary Compensation Table, but adjusts those amounts to replace the grant date fair values of equity awards granted during the year with the fair value of equity awards granted during the year as of the end of the year, plus changes in fair value of any outstanding unvested awards granted in prior years. Thus, unlike the Summary Compensation Table that only factors in current year equity awards, the CAP reflects year-over-year changes in value of all outstanding unvested equity awards and equity awards vesting during the year. The CAP values also replace the change in pension value reported with the pension plan service cost or prior service cost for the year.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in MM) (6)	Return on Investment (7)
					Total Stockholder Return	Peer Group Total Stockholder Return (5)

2023	$24,017,321	$25,276,163	$5,123,031	$5,798,178	$338.45	$218.23	$1,848	17.77%

2022	20,521,929	7,164,637	5,191,453	3,931,649	297.71	178.99	3,468	26.79%

2021	19,111,894	75,686,762	4,086,801	14,711,132	321.27	157.75	4,306	38.50%

2020	16,720,881	71,047,496	4,976,641	23,276,187	199.07	116.44	599	11.69%

(1)	For each fiscal year included in the table, Richard C. Adkerson served as our principal executive officer (PEO).

(2)
The amounts reported in this column represent the CAP for Mr. Adkerson, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or delivered to Mr. Adkerson during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments reflected in the table below were made to Mr. Adkerson’s total compensation for each year reflected in the Summary Compensation Table (SCT) to determine the CAP values. Mr. Adkerson has reached the maximum years of service under the SERP and thus FCX did not recognize a service cost for him during any of the years reflected in the table.

SCT to CAP Reconciliation — PEO (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Vested Awards during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP

2023	$24,017,321	$(3,904,609)	$(12,518,840)	$12,051,685	$134,268	$5,037,937	$—	$458,401	$25,276,163

2022	20,521,929	(3,505,075)	(11,036,050)	10,018,375	(5,674,233)	(4,664,116)	—	1,503,807	7,164,637

2021	19,111,894	(3,163,533)	(9,818,515)	24,933,600	25,690,784	18,530,775	—	401,757	75,686,762

2020	16,720,881	(2,869,719)	(9,683,022)	39,619,191	23,782,666	3,477,499	—	—	71,047,496

(A)
In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2023 Form
10-K,
but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(3)
Our NEOs (other than Mr. Adkerson) for each fiscal year included in the table were as follows: 2023 and 2022 — Kathleen L. Quirk, Maree E. Robertson, Stephen T. Higgins, and Douglas N. Currault II; 2021 — Kathleen L. Quirk, Stephen T. Higgins, and Douglas N. Currault II; 2020 — Kathleen L. Quirk and Harry M. Conger. The amounts reported in this column represent the average of the total compensation reported for each named executive officer (excluding Mr. Adkerson) in the Summary Compensation Table in each applicable year.

2024 Proxy Statement	63

(4)
The amounts reported in this column represent the average CAP for the NEOs as a group (excluding Mr. Adkerson), as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual average amount of compensation earned by or delivered to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments reflected in the table below were made to the average total compensation for the NEOs for each year reflected in the Summary Compensation Table on page 52 to determine the CAP values. Mr. Conger and Mr. Higgins, the only other NEOs who have pension benefits, each reached the maximum years of service under the SRP and thus FCX did not recognize a service cost for either executive during any of the years reflected in the table.

SCT to CAP Reconciliation — Average of All Other NEOs (A)

			Adjust Value of Current Year’s Equity Grant		Adjust For Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total	Subtract Pension Value reported in SCT	Subtract Grant Date Fair Value as reported in SCT	Add Fair Value at 12/31	Add Change in Fair Value of Unvested Awards as of 12/31	Add Change in Fair Value of Awards Vested during Year	Forfeited during Year	Accrued Dividend Equivalents	CAP

2023	$5,123,031	$(311)	$(3,266,249)	$3,152,590	$113,415	$576,402	$—	$99,300	$5,798,178

2022	5,191,453	—	(3,358,315)	2,970,644	(600,525)	(459,070)	—	187,462	3,931,649

2021	4,086,801	—	(2,132,295)	4,334,855	4,842,400	3,498,433	—	80,938	14,711,132

2020	4,976,641	(151,488)	(3,541,824)	11,427,713	9,245,824	1,569,827	(248,590)	(1,917)	23,276,187

(A)
In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of accounting for share-based payments as described in our 2023 Form
10-K,
but calculated fair value as of the last day of the year. Factors impacting the fair value of the equity awards primarily relate to the price of our common stock at year end, as well as the projected and actual achievement of performance goals related to our PSUs.

(5)
Represents the weighted peer group total stockholder return, or “TSR,” weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Metals and Mining Select Industry Index, which is the industry line peer group reported in our performance graph under Item 201(e) of Regulation
S-K
included in our Annual Report.

(6)	Net income represents net income attributable to common stock as reported in our consolidated financial statements that appear in our Annual Report on Form 10-K.

(7)
While we use numerous financial and
non-financial
performance measures for the purpose of evaluating performance under our AIP and LTIP, we believe that ROI represents the most important performance measure (that is not otherwise required to be disclosed in the table) we use to link compensation actually paid to our executive officers to company performance. Per SEC guidance, the table reflects our annual ROI for each year; however, we use a three-year average ROI to measure performance for purposes of the PSUs granted under our LTIP.

Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance
philosophy. The metrics that we use under our AIP and LTIP are selected with the objective of linking our NEO’s compensation to the key metrics driving our future growth and incentivizing our NEOs to focus on critical elements of our strategic priorities each year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the most important financial and
non-financial
performance measures used to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

MOST IMPORTANT PERFORMANCE MEASURES (WITHOUT RANKING)

▪ Return on Investment	▪ Relative TSR

▪ Consolidated Adjusted EBITDA	▪ Copper Sales

64	Freeport

Relationship between Company Performance and Compensation Actually Paid
The graphs below show the relationship between the CAP amounts for our PEO and the average CAP amounts for our other NEOs for the referenced years, as compared to (1) our cumulative TSR, (2) our net income, and (3) our return on investment, and also a comparison of our cumulative TSR to that of the S&P Metals and Mining Select Industry Index.

2024 Proxy Statement	65

Stock Ownership
Director and Executive Officer Stock Ownership Guidelines
To promote greater alignment with our stockholders and reinforce the importance of stock ownership and long-term focus, we have stock ownership guidelines applicable to our non-management
directors and executive officers.

6x	base salary for CEO and president	5x	annual fee (currently $130,000) for non-management directors	3x	base salary for other executive officers
The value of the stock ownership is calculated based on the three-year trailing average month-end
stock price. Shares of our common stock currently owned and not pledged, including shares issuable upon the vesting of outstanding time-vested RSUs and shares held in employee benefit plans and individual retirement accounts, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case
basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Common stock underlying performance-based equity awards, such as the PSUs, will not be counted towards the target ownership level until such shares are earned and issued, nor will shares owned on behalf of a spouse or children.
Until the target ownership level is met, executive officers shall retain 50% of the net, after-tax
shares of FCX common stock received in connection with any equity-based awards granted by FCX, and non-management
directors shall retain 100% of the shares of FCX common stock they receive in connection with any equity-based awards granted by FCX. Once the target ownership level is met, such executive officers and non-management
directors are free to sell FCX shares in accordance with the requirements of FCX’s Insider Trading Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management
director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply.
As of the record date, all of our NEOs and all of our
non-management
directors, except for three directors who joined the board during 2021, exceeded their target ownership levels.
Hedging and Pledging Policies
Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. See “Stock Ownership of Directors and Executive Officers” and “Executive Officer Compensation – Compensation Discussion and Analysis” for more information.
Stock Ownership of Directors and Executive Officers
We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

66	Freeport

The table below shows the amount of our common stock beneficially owned as of April 15, 2024, by each of our current directors, our director nominees, our NEOs, and our current executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class

David P. Abney	9,000	—	5,000	14,000		(*)

Richard C. Adkerson	4,792,204	1,500,333	1,000,000	7,292,537	(3)	(*)

Douglas N. Currault II	126,067	210,000	—	336,067		(*)

Marcela E. Donadio	3,800	—	9,500	13,300		(*)

Robert W. Dudley	9,000	—	5,000	14,000		(*)

Hugh Grant	22,642	—	9,500	32,142		(*)

Stephen T. Higgins	98,402	166,667	—	265,069	(4)	(*)

Lydia H. Kennard	110,300	—	5,000	115,300	(5)	(*)

Ryan M. Lance	39,422	—	5,000	44,422	(6)	(*)

Sara Grootwassink Lewis	13,300	—	9,500	22,800		(*)

Dustan E. McCoy	61,800	—	82,100	143,900		(*)

Kathleen L. Quirk	1,907,761	876,500	—	2,784,261		(*)

Maree E. Robertson	26,365	—	—	26,365		(*)

John J. Stephens	91,824	—	9,500	101,324	(7)	(*)

Frances Fragos Townsend	97,470	—	18,900	116,370		(*)

Current directors and executive officers as a group (15 persons)	7,408,189	2,753,500	1,159,000	11,320,689		(*)

(*)	Ownership is less than 1%, based on 1,436,245,906 shares of our common stock outstanding as of April 15, 2024.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of RSUs, and the termination of deferrals on previously vested RSUs.

(2)
In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested PSUs, which are not included in the table above because they do not vest within sixty days of the record date.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs (Target level)

David P. Abney	—	—

Richard C. Adkerson	149,333	618,000

Douglas N. Currault II	38,000	51,000

Marcela E. Donadio	—	—

Robert W. Dudley	—	—

Hugh Grant	—	—

Stephen T. Higgins	42,000	56,500

Lydia H. Kennard	—	—

Ryan M. Lance	—	—

Sara Grootwassink Lewis	—	—

Dustan E. McCoy	—	—

Kathleen L. Quirk	130,333	340,500

Maree E. Robertson	54,833	72,000

John J. Stephens	—	—

Frances Fragos Townsend	—	—

Current directors and executive officers as a group (15 persons)	414,499	1,138,000
See “Board and Corporate Governance Matters – Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “Executive Officer Compensation – Executive Compensation Tables – 2023 Grants of Plan-Based Awards” for more information.

2024 Proxy Statement	67

(3)
Includes (a) 192,330 shares held in Mr. Adkerson’s individual retirement account (IRA), (b) 1,620,127 shares held in trusts, and (c) 476,980 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in December 2013, which Mr. Adkerson will receive six months after his retirement and which were fully vested at grant.

(4)	Includes (a) 17,207 shares held through our ECAP, which is the company’s tax-qualified defined contribution plan, and (b) 18,818 shares held in a family trust.

(5)	Includes 32,350 shares pledged, in accordance with the company’s policy, as collateral for a loan.

(6)	Includes 32,422 shares held through family trusts.

(7)	Includes 45,000 shares held by a family limited partnership.
Stock Ownership of Certain Beneficial Owners
The table below shows persons known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock as of April 15, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares (1)

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	119,487,244	(2)	8.3%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	110,691,689	(3)	7.7%

FMR LLC 245 Summer Street Boston, MA 02210	80,807,262	(4)	5.6%

(1)	Based on 1,436,245,906 shares of our common stock outstanding as of April 15, 2024.

(2)
Based on Amendment No. 9 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard), reflecting beneficial ownership as of December 31, 2023. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than 5% of our shares of common stock. The Schedule 13G/A reflects 113,711,055 shares held with sole dispositive power, 5,776,189 shares held with shared dispositive power, 1,678,212 shares held with shared voting power and no shares held with sole voting power.

(3)
Based on Amendment No. 14 to Schedule 13G filed with the SEC on February 12, 2024 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2023. The Schedule 13G/A reflects 110,691,689 shares held with sole dispositive power, 100,022,665 shares held with sole voting power and no shares held with shared dispositive or voting power.

(4)
Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC on its own behalf and on behalf of its subsidiaries and affiliates identified therein, reflecting beneficial ownership as of December 31, 2023. The Schedule 13G reflects 80,807,262 shares held with sole dispositive power, 69,117,049 shares held with sole voting power and no shares held with shared dispositive or voting power.

68	Freeport

Audit Committee Matters

Proposal No. 3: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2024

The board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.

The audit committee, which is comprised solely of independent directors, is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In addition, the audit committee regularly considers the qualifications, independence, compensation and performance of the company’s independent registered public accounting firm. In February 2024, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2024. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002.

The audit committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including an assessment of the firm’s professional qualifications and resources. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. In connection with its independence assessment, the audit committee receives from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the firm’s communications with the audit committee concerning independence, and the committee discusses with the firm its independence. The audit committee is also involved with the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Due to the five-year rotation requirement, the lead audit partner role will rotate for the fiscal year 2024 audit. The audit committee pre-approves the scope of all audit, audit-related, tax and other permitted non-audit services to be provided by Ernst & Young during the upcoming or current audit period to ensure that the provision of such services does not impair the auditor’s independence and determines the appropriate funding to be provided by the company for payment of such services. Although stockholder ratification is not required, this appointment is being submitted to the stockholders for ratification as a matter of good corporate governance. The audit committee will continue to annually review the appointment of the independent registered public accounting firm.

If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the stockholders. A representative of Ernst & Young is expected to attend our 2024 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2024

Although stockholder ratification is not required, our board and the audit committee will consider the affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote thereon as constituting approval of this proposal. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

2024 Proxy Statement	69

Audit Committee Report

The audit committee is currently comprised of four directors. The board has determined that each member of the audit committee has no material relationship with the company and that each member meets the independence and financial literacy requirements of the NYSE and additional heightened independence requirements applicable to members of the audit committee under the NYSE and SEC rules. The board has determined that each of Messrs. Abney and Stephens and Mses. Donadio and Lewis qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. We are also responsible for reviewing and discussing with management, our internal audit firm and our independent registered public accounting firm, the company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. Throughout the year, we regularly met with and received reports from management on a variety of topics, including, but not limited to, the company’s financial results, legal matters, environmental reserves and asset retirement obligations, global compliance program and corporate compliance procedures, the company’s enterprise risk management program, global property and business interruption and director and officer insurance renewals, and information technology security and cybersecurity matters. We also regularly met with and received reports from the company’s internal audit firm and independent registered public accounting firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; those are the responsibilities of management. We are also not responsible for auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements; those are the responsibilities of the company’s independent registered public accounting firm.

During 2023, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP (Deloitte & Touche), the company’s internal audit firm, and Ernst & Young, the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2023, both of which are included in our 2023 Form 10-K. We also reviewed and discussed with Ernst & Young any critical audit matters identified during the audit of the company’s financial statements.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2023. We have reviewed and discussed the company’s audited financial statements for the year 2023 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with U.S. GAAP, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Ernst & Young their independence. We have also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2023, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our 2023 Form 10-K.

70	Freeport

Internal Audit

We also review the company’s internal audit function, including the selection of the company’s internal audit firm. In accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2023. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

John J. Stephens, Chair

David P. Abney

Marcela E. Donadio

Sara Grootwassink Lewis

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services (including out-of-pocket expenses incurred in connection with these services) provided by Ernst & Young in each of the last two fiscal years:

	2023	2022

Audit Fees(1)	$13,629,000	$12,958,000

Audit-Related Fees(2)	2,455,000	1,716,000

Tax Fees(3)	195,000	233,000

All Other Fees(4)	35,000	31,000

(1)

Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory and regulatory filings or engagements, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2)

Audit-Related Fees were primarily for professional services rendered in connection with sustainability reporting, other attest services, accounting consultations for matters impacting future periods, and attest services related to financial reporting that are not required by statute or regulation.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

(4)	All Other Fees were primarily for trainings and the use of Ernst & Young’s proprietary research tool.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and other permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related, tax and other permitted non-audit services, for the upcoming or current audit period, subject to specified cost levels. Any service that is not included in such pre-approved list of services must be separately pre-approved by the audit committee or the chair of the audit committee, as applicable. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $100,000 may be pre-approved by the chair of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chair during any fiscal quarter does not exceed $200,000.

At each regularly scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any services pre-approved by the chair since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm (including to-date fees incurred and updated estimates of fees to be incurred). Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

2024 Proxy Statement	71

Proposal No. 4: Approval of the Amendment to Our Certificate of Incorporation to Provide for Officer Exculpation

The board recommends that you vote FOR the approval of the amendment to our certificate of incorporation to provide for officer exculpation.

Article EIGHTH of our certificate of incorporation currently contains a provision eliminating the personal liability of our directors for monetary damages for breach of fiduciary duty as a director consistent with the DGCL. Delaware recently amended Section 102(b)(7) of the DGCL to allow a Delaware corporation to include a similar provision in its certificate of incorporation eliminating the personal liability of certain officers for monetary damages for breach of fiduciary duty as an officer in certain circumstances. As further described below, we are asking our stockholders to approve an amendment to our certificate of incorporation to provide for such officer exculpation, similar to our existing ability to exculpate our directors.

Description of the Amendment

As now permitted by the DGCL, we propose to amend Article EIGHTH paragraph (a) of our certificate of incorporation to read in its entirety as follows (additions are indicated by double underlining and deletions are indicated by strike-outs):

EIGHTH: (a) A director or officer of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) of a director under Section 174 of the Delaware General Corporation Law, ~~or~~ (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) of an officer in any action by or in the right of the corporation.

The full text of the proposed form of amendment to our certificate of incorporation reflecting revised Article EIGHTH paragraph (a) is attached to this proxy statement as Annex C.

Reasons for the Amendment

Our board desires to amend our certificate of incorporation to eliminate the personal liability of our officers for monetary damages for breach of fiduciary duty as an officer to the fullest extent permitted by the DGCL. In considering the proposed amendment, the board considered the narrow class and type of claims for which officers are permitted to be exculpated from personal liability, which is more limited than the protection currently permitted for our directors. As amended, the DGCL only permits, and the amendment would only provide, exculpation for direct claims brought by stockholders, and would not limit any officer’s personal liability for:

▪	breach of the duty of care claims brought by the company itself or derivative claims made by stockholders on behalf of the company;

▪	any breach of the duty of loyalty;

▪	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or

▪	any transaction from which the officer derived an improper personal benefit.

Our board believes that the amendment will limit concerns about personal liability, which will empower officers to best exercise their business judgment in furtherance of stockholder interests. The nature of the role of officers often requires them to make difficult judgments and decisions on important and complex matters on a time-sensitive basis, which can create risk of investigations, claims, actions, suits or proceedings seeking to impose personal liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Our board believes the amendment better aligns the protections available to our officers with those currently available to our directors and that it would discourage plaintiffs’ lawyers from adding officers to direct claims relating to breaches of the duty of care which, if occurs, can lead to increased litigation and insurance costs.

In addition, our board believes it is important to protect our officers to the fullest extent permitted by the DGCL to continue to attract and retain experienced and highly qualified officers. Other corporations that are incorporated in Delaware have adopted and may continue to adopt amendments to their certificates of incorporation that limit the personal liability of officers. The company’s failure to adopt the amendment could impact the company’s ability to recruit and retain experienced and highly qualified officers, who may conclude that the potential personal exposure to liabilities, costs of defense and other risks of proceedings outweighs the benefits of serving or continuing to serve as an officer of the company.

For these reasons, upon the recommendation of the governance committee, the board declared the amendment advisable and in the best interests of the company and its stockholders, authorized and approved the proposed certificate of amendment and resolved to submit the amendment to our stockholders for approval at our 2024 annual meeting and recommends that our stockholders approve the amendment.

72	Freeport

Effects and Timing of the Amendment

If adopted, the amendment would only provide for the exculpation of officers in connection with direct claims brought by stockholders for breach of the officers’ fiduciary duty of care. Further, the amendment will not eliminate the liability of officers for any act or omission occurring prior to the date on which it becomes effective.

If the proposed amendment is approved by our stockholders, it will become effective immediately upon the filing of the certificate of amendment with the Secretary of State of Delaware, which we expect to file promptly after our 2024 annual meeting. Accordingly, the existing Article EIGHTH paragraph (a) would be replaced by the proposed Article EIGHTH paragraph (a) as described in Annex C.

If the proposed amendment is not approved by our stockholders or, if in accordance with the DGCL and notwithstanding stockholder approval of the proposed amendment, our board elects to abandon the proposed amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the certificate of amendment, then Article EIGHTH of our certificate of incorporation will remain unchanged.

Vote Required to Approve the Amendment to Our Certificate of Incorporation to Provide for Officer Exculpation

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of the common stock of the company entitled to vote thereon. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information about voting procedures.

2024 Proxy Statement	73

Questions and Answers About the Proxy Materials, Annual Meeting and Voting

1.	Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2024 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 15, 2024, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement and our 2023 annual report are being made available to our stockholders on or about April 26, 2024. This proxy statement summarizes the information that you need to know in order to cast your vote.

2.	Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we are permitted to furnish proxy materials, including this proxy statement and our 2023 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability of proxy materials provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions provided in the notice to request the materials.

If you are a stockholder of record and you previously requested to receive printed copies of proxy materials,

we strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices. You can request to receive future proxy materials electronically by signing up at www.envisionreports.com/FCX.

If you are a beneficial owner, please contact your bank, broker, trustee or other nominee for instruction on how to opt into electronic delivery of proxy materials.

3.	When and where will the annual meeting be held?

This year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at www.meetnow.global/FCX2024. Although no physical in-person meeting will be held, we have designed the format of our virtual annual meeting to ensure that our stockholders who join the virtual annual meeting will be afforded a similar experience and opportunities to participate as they would at an in-person meeting. Stockholders will be able to submit questions online before and during the meeting, providing them with the opportunity for meaningful engagement with the company. Please see the question titled “How can I submit questions pertinent to meeting matters?”

Date	Time	Location
Tuesday, June 11, 2024	10:00 a.m., Eastern Time	www.meetnow.global/FCX2024

The virtual annual meeting will begin promptly at 10:00 am, Eastern Time, on Tuesday, June 11, 2024. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

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4.	How can I join and participate in the virtual annual meeting?

All stockholders are entitled to join the virtual annual meeting; however, you are entitled to participate (meaning vote and submit questions) at the annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you register in advance in accordance with the instructions below. You also may join the meeting as a guest by selecting “Join Meeting Now” and then “Guest.” However, guests will not be allowed to vote or submit questions at the annual meeting.

Stockholders of Record

If you were a stockholder of record at the close of business on the record date (i.e., you hold your shares registered in your name through our transfer agent, Computershare), you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2024 and selecting “Join Meeting Now” and then “Stockholder.” Enter your control number shown on the notice of internet availability, proxy card and/or email you received. If you cannot locate your notice of internet availability, proxy card or email but would still like to join the annual meeting, you can request your control number by contacting Computershare at 1-800-953-2493 on or before 5:00 p.m. Eastern Time on Monday, June 10, 2024.

Beneficial Owners

If your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, you must register in advance to join and participate in the virtual annual meeting.

To register in advance, you must first obtain a legal proxy from your bank, broker, trustee or other nominee. Note that it can take up to two weeks to obtain a legal proxy from your bank, broker, trustee or other nominee. Beneficial owners interested in participating in the annual meeting should follow the instructions from your bank, broker, trustee or other nominee included with your voting instruction form or contact your bank, broker, trustee or other nominee to request a legal proxy.

Once you have received a legal proxy from your bank, broker, trustee or other nominee, you must submit proof of your legal proxy reflecting your company holdings along with your name and email address to our transfer agent, Computershare. Please forward the email from your broker or attach an image or scan of your legal proxy to Computershare at legalproxy@computershare.com, with “Legal Proxy” noted in the subject line, or mail proof of your legal proxy to: Computershare, Freeport-McMoRan Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940. Please note that the voting instruction form or notice regarding the availability of proxy materials you received with respect to the annual meeting is not a legal proxy. If you do request a legal proxy from your bank, broker, trustee or other nominee, the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker, trustee or other nominee to vote on your behalf. You will be responsible for voting your shares and will only be able to vote prior to or at the annual meeting as described above for “Stockholders of Record.”

Requests for registration must be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, June 6, 2024. Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2024 and selecting “Join Meeting Now” and then “Stockholder.” Enter the control number provided by Computershare.

Participants in Our ECAP

If you hold shares of our common stock as a participant through our ECAP, which is the company’s tax-qualified defined contribution plan, you may only join the annual meeting as a guest. For information regarding how to vote if you are an ECAP participant, please see the question titled “How do I vote?”

5.	How can I submit questions pertinent to meeting matters?

You can submit questions pertinent to meeting matters at the virtual annual meeting only if you were a stockholder of record of the company at the close of business on the record date, or if you were a beneficial owner as of the record date and you registered in advance in accordance with the instructions in the question titled “How can I join and participate in the virtual annual meeting?”

If you wish to submit a question, you may log into the virtual annual meeting website at www.meetnow.global/FCX2024 before, during and at any point prior to adjournment of the meeting. To submit a question, you will need your control number. Once past the login screen, click on the “Q&A” tab at the top of the screen to submit your question.

In accordance with the rules of order, a copy of which will be available on the virtual annual meeting website, only questions pertinent to meeting matters will be answered. In the interest of fairness to all stockholders, the question and answer period will be limited to a total of twenty minutes and multiple questions submitted on the same topic will be summarized and responded to collectively to avoid repetition. The chairman reserves the right to not address any questions that do not conform to the rules of order.

During the virtual annual meeting, we are committed to acknowledging each question (subject to the limitations discussed above) in the order in which it was received. When submitting questions, stockholders should identify themselves and provide contact information in the event follow up is necessary. Each stockholder who submits a question will be identified before his or her question is answered. Any questions relevant to the business of the annual meeting that cannot be answered due to time constraints can be submitted to FCX Investor Relations at the following email address after the meeting has ended: ir@fmi.com.

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6.	What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting, please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

7.	What if I cannot join the virtual annual meeting?

You do not need to join the virtual annual meeting to vote. For information regarding how to vote, please see the question titled “How do I vote?”

8.	Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before our 2024 annual meeting of stockholders, whether or not you join and participate in the annual meeting. By submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating, and returning the proxy card, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

9.	On what matters will I be voting?

At our 2024 annual meeting, you will be asked to: (1) elect each of the twelve director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024; and (4) approve the amendment to our certificate of incorporation to provide for officer exculpation.

10.	How does the board recommend that I cast my vote? The board recommends that you vote:

Proposal		Board Recommendation

No. 1	Election of twelve directors	FOR each nominee

No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR

No. 3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	FOR

No. 4	Approval of the amendment to our certificate of incorporation to provide for officer exculpation	FOR

11.	How many shares of common stock are eligible to be voted?

As of April 15, 2024, the record date for our 2024 annual meeting, we had 1,436,245,906 shares of common stock outstanding, each of which entitles the holder to one vote. A complete list of these stockholders will be available for examination by stockholders during ordinary business hours for the ten days prior to the virtual annual meeting at our corporate headquarters in Phoenix, Arizona. To make arrangements to view the list, please send your request, along with proof of ownership, to the attention of our corporate secretary at the following email address: ir@fmi.com.

12.	How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person, including being deemed present in person by means of remote communication (i.e., virtually), or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting.

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If you are a beneficial owner (as defined below) and you do not provide voting instructions on any of the proposals to your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee is permitted to vote your shares on the discretionary proposal (i.e., ratification of the appointment of our independent registered public accounting firm). Accordingly, if you have not provided voting instructions and your bank, broker, trustee or other nominee submits a proxy or otherwise votes your shares with respect to the discretionary proposal, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists; however, many banks, brokers, trustees and other nominees do not vote on discretionary items if voting instructions from the beneficial owner have not been received. Beneficial owners are encouraged to submit voting instructions to their banks, brokers, trustees and other nominees so that their shares are counted for purposes of establishing a quorum. In addition, stockholders of record who are present at the annual meeting, including being deemed present in person by means of remote communication (i.e., virtually) by logging in to the annual meeting as a stockholder of record using your control number, or by proxy, will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals. Guests will not count toward the quorum.

13.	How do I vote?

Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet, or by phone or mail as described herein. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting via the internet or by phone, or by marking, signing, dating and returning a proxy card, as early as possible to avoid any possible delays.

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet, or by phone or mail as further described below.

Your proxy authorizes each of Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac as your proxies at our 2024 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

Internet

▪  Use the online website provided (www.envisionreports.com/FCX) to submit your proxy and voting instructions via the internet 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Tuesday, June 11, 2024.

▪  Please have your notice of internet availability, proxy card and/or the email you received with your control number available and follow the instructions to submit your proxy and voting instructions online. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

▪  Alternatively, you may vote during the virtual annual meeting at www.meetnow.global/FCX2024 by clicking on the “Vote” tab at the top of the screen and following the instructions provided on the screen. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

Phone (within the U.S., U.S. territories and Canada)

▪  Use the toll-free number provided (1-800-652-VOTE (8683)) to submit your proxy and voting instructions by phone 24 hours a day, seven days a week through the close of voting at the virtual annual meeting on Tuesday, June 11, 2024.

▪  Please have your notice of internet availability, proxy card and/or the email you received with your control number available and follow the instructions to submit your proxy and voting instructions by phone. You will need to have the control number that appears on the notice of internet availability, proxy card or email available.

Mail

If you have received printed materials, mark, sign, date and return your proxy card in the postage-paid envelope before the close of voting at the virtual annual meeting on Tuesday, June 11, 2024.

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If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet, or by phone or mail. To vote at the annual meeting, you will need your control number that appears on your notice of internet availability, proxy card and/or email you received.

For a discussion of the treatment of a properly returned proxy card that is signed and dated without voting instructions on any or all of the proposals, please see the question titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by phone if the bank, broker, trustee or other nominee offers these options, or by marking, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

If you are a beneficial owner and you would like to join and participate in the annual meeting, please see the question titled “How can I join and participate in the virtual annual meeting?” for information on how to register in advance.

Participants in Our ECAP

If you hold shares of our common stock through our ECAP, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please mark, sign, date and return your voting instruction form in the postage-paid envelope provided to you. Upon receipt of the executed voting instruction form by Computershare (which will act as tabulating agent), the trustee will vote such shares of common stock as instructed by you. If no voting instructions are indicated on the voting instruction form or if the voting instruction form is not received by Computershare by 12:00 p.m. (Eastern Time) on Wednesday, June 5, 2024, the trustee will not vote the shares of common stock held by such trustee for your account, unless the trustee determines that the failure to vote such shares will violate the Employee Retirement Income Security Act of 1974, as amended. Because shares held by participants in our ECAP must be voted by the trustee, these shares may not be voted by you during the annual meeting.

14.	What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you are a stockholder of record and you properly submit a proxy and voting instructions via the internet, by phone or by mail, your shares of our common stock will be voted as you specify. If you are a stockholder of record who returns a proxy card properly signed and dated, but you make no specifications on such proxy card, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you properly submit voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will be voted as you specify. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “non-discretionary” or “discretionary.” If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. However, even though permitted, many banks, brokers, trustees and other nominees do not vote on discretionary proposals if voting instructions from the beneficial owner have not been received. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner for whom it is holding shares.

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15.	Which proposals are considered “Discretionary” and which are considered “Non-discretionary”?

The classification of each proposal as discretionary or non-discretionary under the applicable rules is below.

Proposal		Classification Under Applicable Rules

No. 1	Election of twelve directors	Non-discretionary

No. 2	Approval, on an advisory basis, of the compensation of our named executive officers	Non-discretionary

No. 3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	Discretionary

No. 4	Approval of the amendment to our certificate of incorporation to provide for officer exculpation	Non-discretionary

If you are a beneficial owner and you do not provide voting instructions on a discretionary proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted by such nominee on the discretionary proposal. If you are a beneficial owner and you do not provide voting instructions on non-discretionary proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted on those non-discretionary proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if your shares are voted on at least one other proposal.

16.	What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of twelve directors	For, against or abstain for each nominee	Affirmative vote of a majority of votes cast(*) for each director nominee	No effect	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect

No. 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A(**)

No. 4: Approval of the amendment to our certificate of incorporation to provide for officer exculpation	For, against or abstain	Affirmative vote of a majority of the outstanding shares of the common stock of the company entitled to vote thereon	Treated as votes against	Treated as votes against

(*)

In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast, meaning any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election will be required to promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted, meaning that the director nominees who receive the most votes will be elected. In contested elections, stockholders may vote “for” or “withhold” voting authority for each director nominee, and selecting “withhold” with respect to one or more director nominees will have no effect on the election of such nominees. In addition, broker non-votes will have no effect on the election of director nominees in contested elections.

(**)

Because this proposal is considered a discretionary proposal, banks, brokers, trustees and other nominees may vote our stockholders’ shares on this proposal without their instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

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17.	Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?

Yes. A proxy, submitted by a stockholder of record or beneficial owner with a legal proxy, can be revoked or changed at any time before it is used to vote the shares of our common stock if the stockholder of record or beneficial owner with a legal proxy: (1) delivers notice in writing to our corporate secretary before our 2024 annual meeting, (2) timely provides to us another proxy with a later date, or (3) is present at the annual meeting and votes at the annual meeting in accordance with the instructions contained in these proxy materials. Joining the annual meeting alone will not be enough to revoke such stockholder’s proxy. If you voted by telephone or the internet and wish to change your vote, you may call the toll-free number or go to the website provided, as may be applicable in the case of your earlier vote, and follow the directions for revoking or changing your vote.

Beneficial owners without a legal proxy must contact their bank, broker, trustee or other nominee for instruction on how to revoke or change their voting instructions.

Stockholders who are participants in our ECAP must vote in accordance with instructions from the trustee. Such participants may revoke or change their voting instructions by contacting the trustee; however, the voting instruction form, including any revocation or change to the voting instruction form, must be received by Computershare by 12:00 p.m. (Eastern Time) on Wednesday, June 5, 2024.

18.	Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2024 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2023 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by phone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

19.	Could other matters be considered and voted upon at the annual meeting?

We do not expect any matters to be presented for action at our 2024 annual meeting other than the matters described in this proxy statement. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, by submitting your proxy and voting instructions via the internet or by phone, or by marking, signing, dating and returning a proxy card, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, including any adjournment or postponement thereof, and they intend to vote on any such other matter in accordance with their best judgment.

20.	What happens if the annual meeting is postponed or adjourned?

Any action on the items of business described in this proxy statement may be considered at the annual meeting at the time and on the date specified herein or at any time and date to which the annual meeting may be properly adjourned or postponed. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investors website, investors.fcx.com/investors/, including information on when the meeting will be reconvened. Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. Stockholders of record or beneficial owners with a legal proxy will still be able to change or revoke their proxies until used to vote their shares if they follow the procedures described in the question titled “Can I revoke my proxy or change my voting instructions after I deliver my proxy or voting instructions?”

21.	Where can I find the voting results of the annual meeting?

We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website at fcx.com under “Investors – Financial Information – SEC Filings.”

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2025 Stockholder Proposals and Director Nominations

Proposals for Inclusion in 2025 Proxy Statement

If you would like us to consider including a proposal in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 27, 2024.

Director Nominations for Inclusion in 2025 Proxy Statement – Proxy Access Nominations

Our by-laws contain a proxy access provision (approved by our stockholders in 2016) that permits the following:

A stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting

Can nominate and include in the company’s proxy materials stockholder nominees for election to the board constituting the greater of (1) two stockholder nominees or (2) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number, provided that the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws

Any director nomination pursuant to our proxy access by-law must be in writing and received by our corporate secretary at our principal executive office no later than December 27, 2024. If the date of next year’s annual meeting is moved to a date more than 30 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 180 days prior to the date of the 2025 annual meeting or 10 days following the public announcement of the date of the 2025 annual meeting. Any stockholder submitting a nomination under our proxy access by-law procedures must comply with the procedure, notice and information requirements in Article IV, Section 12 of our by-laws. Nominations made pursuant to our proxy access by-law should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Other Proposals and Director Nominations

If you would like to present a proposal (other than pursuant to Rule 14a-8 under the Exchange Act) or director candidate (other than pursuant to our proxy access by-law) at the next annual meeting but do not wish to have it included in our proxy statement, you must comply with the specific procedural requirements in our by-laws and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by March 13, 2025. If the date of next year’s annual meeting is moved to a date more than 90 days after or more than 30 days before the anniversary of this year’s annual meeting, the proposal or nomination must be received no later than the later of 90 days prior to the date of the 2025 annual meeting or 10 days following the public announcement of the date of the 2025 annual meeting. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal or nomination at our 2025 annual meeting.

Any stockholder submitting a non-proxy access nomination under our by-law procedures must include (1) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address (as they appear on the company’s books) of the nominating stockholder and number of shares directly or indirectly beneficially owned by such stockholder; and (3) all other information required by our by-laws. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

In addition to satisfying the foregoing requirements under our by-laws, if you intend to solicit proxies in support of director nominees other than our nominees, you must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act to comply with the universal proxy rules. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our by-laws described above.

If you would like a copy of the requirements or procedures described above, please contact our corporate secretary as provided above, or access our by-laws on our website at fcx.com under “About Us – Corporate Governance – Governance Documents.”

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Annex A – Non-GAAP Financial Measures

Methodology Used to Calculate Certain AIP Metrics

Adjusted EBITDA Reconciliation

Calculated in accordance with the covenant calculation in our revolving credit facility:

	2023 (in millions)

Net income attributable to common stockholders	$1,848

Depreciation, depletion and amortization	2,068

Interest expense, net	515

Income tax provision	2,270

Stock-based compensation and accretion	213

Non-cash impact of commodity hedging program	8

Gain on early extinguishment of debt	(10)

Other net charges	363	(1)

Net income attributable to noncontrolling interests	1,903

Consolidated Adjusted EBITDA(2)	$9,178

(1)

Primarily includes net charges (credits) associated with environmental obligations and litigation reserves ($260 million), Cerro Verde contested tax rulings ($69 million), impairments of oil and gas properties ($67 million) and potential administrative fines in Indonesia ($55 million), partly offset by adjustments to reclamation liabilities primarily at PT-FI ($(123) million).

(2)

Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently.

Consolidated Unit Net Cash Costs

Determined using the “by-product” method, as reported in our 2023 Form 10-K. Under this method, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs. Our calculation excludes noncash and other costs, including stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges.

Methodology Used to Calculate Certain LTIP Metrics

Return on Investment

Return on investment, or ROI, is calculated as (1) managed income (after-tax income before non-controlling interests, adjusted for after-tax interest and nonrecurring items) divided by (2) total invested capital (equity + net debt + noncontrolling interests) adjusted for invested capital on major projects not placed in service. The compensation committee may make such adjustments as it deems equitable in connection with acquisitions, dispositions and other corporate transactions, or other unusual events.

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Other Non-GAAP Financial Measures

Net Debt

We believe that net debt provides investors with information related to the performance-based payout framework in our financial policy, which requires us to maintain our net debt at a level not to exceed the net debt target of $3 billion to $4 billion (excluding net project debt for the Indonesia smelter projects). We define net debt as consolidated debt less (1) consolidated cash and cash equivalents and (2) current restricted cash associated with PT-FI’s export proceeds. This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. Our net debt, which may not be comparable to similarly titled measures reported by other companies, follows:

	12/31/2023 (in billions)

Current portion of debt Long-term debt, less current portion	$0.8 8.7

Consolidated debt Less: consolidated cash and cash equivalents Less: current restricted cash associated with PT-FI’s export proceeds(2)	9.4 4.8 1.1	(1)

FCX net debt Less: net debt for Indonesia smelter projects(3)	3.6 2.8	(1)

FCX net debt, excluding Indonesia smelter projects	$0.8

(1)	Does not foot because of rounding.
(2)

In accordance with a 2023 regulation issued by the Indonesia government, 30% of PT-FI’s export proceeds are being temporarily deposited into Indonesia banks for a period of 90 days before withdrawal and are presented as current restricted cash and cash equivalents in our consolidated balance sheet. As the 90-day holding period is the only restriction on the cash, we have included such amount in the calculation of net debt.

(3)	Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $0.2 billion.

Annex B – Calculation of Grant Date Fair Value of RSUs and PSUs

Award Type	Grant Date	Grant Date Fair Value per Unit	Fair Value Determination and Assumptions

RSUs	02/07/23	$43.69	Based on grant date closing price

PSUs	02/07/23	$47.33

Based on grant date closing price ($43.69), adjusted for the fair value of the TSR modifier, as follows:

▪  Fair value of TSR modifier: $3.64, determined using the Monte-Carlo valuation model with the following assumptions:

▪  Risk-free interest rate of 3.89% (assumed to equal the yield on an approximate three-year treasury bond on the grant date)

▪  Expected volatility for the company’s stock price of 56.63% (based on historical volatility for the approximate three-year period preceding the grant date.)

2024 Proxy Statement	83

Annex C – Form of Amendment

If Proposal No. 4 is approved by our stockholders, Article EIGHTH paragraph (a) of the Certificate of Incorporation will be amended and restated in its entirety to read as follows:

EIGHTH: (a) A director or officer of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) of a director under Section 174 of the Delaware General Corporation Law, (4) for any transaction from which the director or officer derived an improper personal benefit, or (5) of an officer in any action by or in the right of the corporation.

84	Freeport

333 NORTH CENTRAL AVENUE

PHOENIX, ARIZONA 85004

602.366.8100

FCX.COM

Your vote matters – here’s how to submit your voting instructions! You may submit your voting instructions online or by phone instead of mailing the below proxy card.

Online Go to www.envisionreports.com/FCX or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the U.S., U.S. territories and Canada.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Mail Mark, sign, date and return the bottom portion in the enclosed envelope.

2024 Annual Meeting of Stockholders Proxy Card

▼ IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of twelve directors. Nominees are:	For	Against	Abstain			For	Against	Abstain	+
01 - David P. Abney	☐	☐	☐	2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
02 - Richard C. Adkerson	☐	☐	☐			For	Against	Abstain
03 - Marcela E. Donadio	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024.	☐	☐	☐
04 - Robert W. Dudley	☐	☐	☐			For	Against	Abstain
05 - Hugh Grant	☐	☐	☐	4.	Approval of the amendment to our certificate of incorporation to provide for officer exculpation.	☐	☐	☐

06 - Lydia H. Kennard	☐	☐	☐

07 - Ryan M. Lance	☐	☐	☐

08 - Sara Grootwassink Lewis	☐	☐	☐

09 - Dustan E. McCoy	☐	☐	☐

10 - Kathleen L. Quirk	☐	☐	☐

11 - John J. Stephens	☐	☐	☐

12 - Frances Fragos Townsend	☐	☐	☐

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03Y0KE

Freeport-McMoRan Inc.

2024 Annual Meeting of Stockholders

June 11, 2024 at 10:00 a.m. Eastern Time

The 2024 Annual Meeting of Stockholders will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at:

www.meetnow.global/FCX2024

You can join and participate in the virtual annual meeting by accessing www.meetnow.global/FCX2024 and selecting “Join Meeting Now” and then “Stockholder.”

Enter your control number that is in the shaded bar on the reverse side of this proxy card.

If you encounter technical difficulties accessing the virtual annual meeting or during the virtual annual meeting,

please call Computershare at 888-724-2416 (Domestic) or +1 781-575-2748 (International).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2024

Proxy materials are available at: www.envisionreports.com/FCX

Small steps make an impact.

Help the environment by consenting to receive electronic

delivery; sign up at: www.envisionreports.com/FCX

We strongly encourage you to sign up for electronic delivery of future proxy materials. Opting to receive your proxy materials electronically will reduce the costs incurred by the company to print and mail your proxy materials, provide you with fast access to your proxy materials and help us further our sustainable practices.

▼ IF VOTING BY MAIL, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Freeport-McMoRan Inc.	+

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the 2024 Annual Meeting of Stockholders to be Held on June 11, 2024

By signing below you hereby appoint Richard C. Adkerson, Kathleen L. Quirk, Douglas N. Currault II and Monique A. Cenac, or any of them, as proxies, with full power of substitution, to vote your shares of common stock of Freeport-McMoRan Inc. at the virtual annual meeting of stockholders to be held on Tuesday, June 11, 2024, at 10:00 a.m., Eastern Time, via a live audio webcast, accessible at www.meetnow.global/FCX2024 on all matters coming before the virtual annual meeting or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder, or if no direction is made, will be voted FOR each director nominee in Proposal 1 and FOR Proposals 2, 3 and 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders for any other matter properly coming before the virtual annual meeting, including any adjournment or postponement thereof.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the reverse side of this proxy card.

(Items to be voted appear on reverse side)

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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